SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          Commission File No. 333-68071

                          AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 TechLite, Inc.
                 (Name of small business issuer in its charter)


     Oklahoma                       23531                       73-1522114
     (state of           (Primary Standard Industrial         (IRS Employer
  incorporation)          Classification Code Number)          I.D. Number)


                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                                  405-840-1585
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

              Albert L. Welsh, 4334 Northwest Expressway, Suite 202 Oklahoma City, Oklahoma 73116 telephone: 405-840-1585
            (Name, address and telephone number of agent for service)

                                   Copies to:

Thomas J. Kenan, Esq.                            J. D. Arvidson
100 North Broadway, Suite 3300                   6106 East 32nd Place, Suite 101
Oklahoma City, OK 73102-8805                     Tulsa, OK 74135


     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                                 Calculation of Registration Fee

===================================================================================================================================
         Title of                                                 Proposed                 Proposed
        each class                                                 maximum                  maximum
       of securities               Dollar amount                  offering                 aggregate                    Amount of
           to be                       to be                        price                  offering                   registration
        registered                  registered                    per unit                   price                         fee
-----------------------------------------------------------------------------------------------------------------------------------
       Common Stock                    $196                        $0.001                    $196                       $0.06(1)
                                                                                                                        -----
===================================================================================================================================

(1) The 195,556 shares being registered are owned by SuperCorp Inc., the controlling stockholder of the Registrant, and are to be distributed by SuperCorp Inc. to its stockholders as a stock dividend. The registration fee is based upon the book value of the Registrant as of September 30, 1998. Reg. 230.457(a).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                        Spinoff
                                                                      PROSPECTUS

                                 TECHLITE, INC.

                         195,556 Shares of Common Stock
                To be Distributed to SuperCorp, Inc. Stockholders




The Offering: A "Spinoff" distribution           SuperCprop organized us for the
to the Stockholders of SuperCorp, Inc.           prupose of merging Techlite
Value: $0.001 a Share when spunoff and           Applied Sciences, Inc. of
prior to any Merger with TechLite                Tulsa, Oklahoma into us.  Our
Applied Sciences, Inc.  Should such              merger with it depends upon a
Merger occur, the Shares would have Pro          favorable vote by its
Forma earnings of $0.____ a share for            stockholders.  Such vote will
the first nine months of our fiscal year         taken after the spinoff
that just ended.                                 distribution of these 195,556
                                                 shares.  The outcome of the
                                                 vote is uncertain.



                               -------------------

Our common stock does not trade on any national securities exchange, the Nasdaq Stock Market, or any stock market. The Shares will be escrowed until we either merge with TechLite Applied Sciences or acquire another company not now known to us. We believe our common stock will then soon trade on the OTC Bulletin Board. We will propose a trading symbol of ATCLT,@ but we do not know now what the symbol will be.

                              -------------------




Should the proposed  Merger with                 Neither the Securities and
TechLite  Applied  Sciences occur                Exchange Commission nor any
and the stock start trading, persons             state securities commission
purchasing the Shares in the trading             has approved or disapproved
market will assume a High Degree of              these securities or determined
Risk.  You should  purchase  Shares              if this Prospectus is truthful
in the trading market only if                    or complete.  Any
you can afford a complete loss. See              representaiton to the contrary
"Risk Factors" on page 4.                        is a criminal offense.




                                 TechLite, Inc.
                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                             Telephone 405-840-1585

                               February ____, 1999

                                TABLE OF CONTENTS

                                                                            Page

Summary Information.........................................................   1

Risk Factors               .................................................   2
         1.       Accumulated Deficit.......................................   2
         2.       No Assurance the Proposed Merger Will be
                           Approved; Blank Check Company Status
                           Possible ........................................   2
         3.       No Assurance of a Public Market and Likelihood
                           of a Volatile Market.............................   2
         4.       Penny Stock Regulations ..................................   2
         5.       We do not Qualify for Nasdaq .............................   3
         6.       Possible Need for Additional Funding .....................   3
         7.       Reliance on Key Personnel.................................   3
         8.       Management Control........................................   3
         9.       Tax Consequences..........................................   3
         10.      Dividends Not Likely......................................   4
         11.      Possible Future Dilution .................................   4
         12.      Restrictions on Net Operating Loss
                           Carryforwards....................................   5
         13.      Dependence on Major Suppliers ............................   6

SuperCorp - The Distributing Stockholder....................................   6
         SuperCorp May be Deemed to be an Underwriter.......................   7
                  SuperCorp's Exposure as a Control Person..................   7

Earlier SuperCorp Spinoff-Merger Transactions ..............................   8

Terms of the Transaction....................................................  10
         Terms of the Merger................................................  10
         Reasons for the Merger and Spinoff.................................  11
         Accounting Treatment of Proposed Merger............................  11
         Degree of Management Control of Vote on Merger.....................  12
         Dissenters' Rights of Appraisal....................................  12
         Compliance with Governmental Regulations...........................  12
         Agreement and Plan of Merger.......................................  12

Transactions with Insiders..................................................  12
         Services Rendered by Insiders......................................  13

Plan of Distribution........................................................  14
         The Escrow Agreement...............................................  14
                  Should the Merger Occur...................................  14
                  Should the Merger Not Occur...............................  14
         Expenses of the Spinoff and Merger ................................  15

Description of Securities...................................................  16
         Common Stock.......................................................  16
                  Voting Rights.............................................  16
                  Dividend Rights...........................................  16
                  Liquidation Rights........................................  16
                  Preemptive Rights.........................................  16

                  Registrar and Transfer Agent..............................  16
                  Dissenters' Rights........................................  16
         Preferred Stock....................................................  16

Federal Income Tax Consequences.............................................  17
         The Merger.........................................................  17
         The Spinoff........................................................  17
         Stockholders of SuperCorp..........................................  17

Other Financial Considerations..............................................  18
         Pro Forma Information and Dilution.................................  18
         Material Contacts Among the Companies..............................  20

Penny Stock Regulations ....................................................  21

Information About the Company...............................................  22
         Description of Business and Properties.............................  23
         Course of Business Should the Merger Not Occur.....................  23
         Legal Proceedings..................................................  23
         Market for the Company's Common Stock
                  and Related Stockholder Matters...........................  23
         Rule 144 and Rule 145 Restrictions on Trading......................  24
                  Dividends.................................................  25
         Registration Statement ............................................  25
         Reports to Stockholders ...........................................  26
         Stock Certificates ................................................  26
         Financial Statements...............................................  26

Information About TechLite Applied Sciences.................................  26
         Overview          .................................................  26
         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations.......................  26
                  Results of Operations.....................................  27
                  Sales.....................................................  27
                           Interim Results .................................  28
                  Gross Margin..............................................  28
                           Interim Results .................................  28
                  Selling, General and Administrative Expenses..............  28
                           Interim Results .................................  28
                  Net Income Before Taxes...................................  28
                           Interim Results .................................  29
                  Balance Sheet Items.......................................  29
                           Interim Results .................................  29
                  Liquidity and Capital Resources ..........................  30
                           Interim Results .................................  30
                  Outlook...................................................  30

Description of TechLite Applied Sciences's Business.........................  31
         The Light Fixture Retrofitting Industry ...........................  31
         The Market ........................................................  31
         Environmental Considerations ......................................  32
         Saving Money ......................................................  32
         Other Benefits ....................................................  33
         Current Trends ....................................................  34
         Financing a Retrofit ..............................................  35

         Sales Methods .....................................................  36
         Production Costs...................................................  37
         Competition .......................................................  37
         Government Approval of Principal Products .........................  37
         Government Regulations ............................................  37
         Properties.........................................................  38
         Office Facilities..................................................  38
         Dependence on Major Customers and Suppliers........................  38
         Seasonality........................................................  38
         Research and Development...........................................  38
         Environmental Controls.............................................  39
         Year 2000 Computer Problem ........................................  39
         Number of Employees................................................  39
         Venue of Sales.....................................................  39
         Patents, Copyrights and Intellectual Property......................  39
         Legal Proceedings..................................................  40
         Market for TechLite Applied Sciences's Capital Stock
                  and Related Stockholder Matters...........................  40
         Financial Statements...............................................  40

Management Information......................................................  40
         Security Ownership of Certain Beneficial Owners and
                  Management................................................  40
         Directors, Executive Officers and Significant
                  Employees.................................................  43
         TechLite Applied Sciences..........................................  44
         The Company........................................................  44
         Directors of TechLite Applied Sciences.............................  44
         Senior Executives of TechLite Applied Sciences.....................  45
         The Company........................................................  45
                  Albert L. Welsh...........................................  45

Remuneration of Directors and Officers......................................  46
         The Company........................................................  46
         TechLite Applied Sciences..........................................  46
         Employment Contracts ..............................................  46
         Stock Options......................................................  46

Certain Relationships and Related Transactions..............................  46
         Company's Transactions with Promoters..............................  46
         TechLite Applied Sciences's Transactions with
                  Management ...............................................  47

Interests of Named Experts and Counsel......................................  47

Indemnification.............................................................  47

Financial Statements Index..................................................  48

Appendix A - Agreement of Merger............................................ A-1

                               SUMMARY INFORMATION

     This is SuperCorp Inc.'s fourth "spinoff" distribution of stock in other companies to you - a SuperCorp stockholder. Our company, TechLite, Inc., was formed by SuperCorp for the purpose of merging into us another company, TechLite Applied Sciences, Inc. of Tulsa, Oklahoma.

     TechLite Applied Sciences retrofits lighting fixtures in buildings in such a way as to significantly reduce electricity consumption. Our merger with it is contingent upon the stockholders of TechLite Applied Sciences voting to approve the merger at a special stockholders' meeting to be held on or about February ____, 1999.

     We have no business or assets other than $245 in cash. We do have a stockholder base of more than 600 stockholders, thanks to this Spinoff by SuperCorp. We offer our stockholder base to the TechLite Applied Sciences stockholders. We believe this will provide sufficient benefit to them that they will approve the Merger. We have explained to them that these benefits are:

    o The common stock of our combined company will soon trade in the stock market.

    o You and they can sell your shares of stock in the stock market, if you wish, or buy more.

    o Our combined company can try to buy other companies with our tradeable stock rather than with money.

    o Our combined, public company should be better able to raise new capital through the sale of stock than their company now can.

     Should the TechLite Applied Sciences stockholders approve the Merger, its officers and directors will become the officers and directors of our combined Company and run it.

     SuperCorp is distributing pro rata to each of its stockholders one share of common stock of our Company for each 34.81 shares of SuperCorp common stock outstanding. This amounts to approximately 195,556 shares of Common Stock of our Company. All stock certificates representing Spinoff Shares will be held in escrow until either the Merger is approved or, if not approved, a different merger or business acquisition is made by the Company.

     We believe your receipt of Spinoff Shares in our Company will result in your realizing negligible or no taxable income.

     Our address and telephone number is on the cover page of this Prospectus. The addresses and telephone numbers of SuperCorp and TechLite Applied Sciences are as follows:

       SuperCorp Inc.                          TechLite Applied Sciences, Inc.
       Suite 202                               Suite 101
       4334 Northwest Expressway               6106 East 32nd Place
       Oklahoma City, OK 73116                 Tulsa, OK 74135
       Telephone:  405-840-1585                Telephone:  918-664-1441


                                  RISK FACTORS

     You should carefully consider the following factors:

     1.  Accumulated  Deficit.
         --------------------
     The company with which our Company proposes to merge, TechLite Applied Sciences, has operated at a loss for most of its six years of existence. Its accumulated deficit at the end of its 1998 fiscal year (January 31, 1998) was $1,436,018. It operated at a profit (unaudited) of approximately $415,392 the first nine months of the fiscal year that ended January 31, 1999. There is no assurance that profitable operations can be maintained.

     2. No Assurance the Proposed  Merger Will be Approved;  Blank Check Company
        ------------------------------------------------------------------------
Status  Possible.
----------------
     There is no assurance the proposed merger (the "Merger") between the Company and TechLite Applied Sciences will occur. The stockholders of TechLite Applied Sciences must approve it at a special meeting of the stockholders. Should they not approve it, our Company will be what the Securities and Exchange Commission calls a "blank check company" - a company without significant assets or a business whose sole purpose is to acquire significant assets or a business by merger or otherwise. Because of this, Commission regulations require that the certificates representing the 195,556 Spinoff Shares be placed in escrow. They will be delivered to the SuperCorp stockholders (1) only in the event the proposed Merger is approved by the TechLite Applied Sciences stockholders or
(2), should such Merger not be approved, in the event the Company acquires significant assets or a business within 18 months of the date of this Prospectus. No assurance is given that such would occur within eighteen months of the date of this Prospectus. If it should not occur, the Company will be dissolved.

     3. No Assurance of a Public  Market and  Likelihood  of a Volatile  Market.
        -----------------------------------------------------------------------
     There is presently no public market for the Common Stock of our Company. We cannot assure you that a public market for such securities will develop after the occurrence of the Merger or, if one develops, that it will be sustained. It is likely that any market that develops for the Common Stock will be volatile and that trading in the stock will be limited.


     4. Penny Stock Regulations.
        -----------------------
     We do anticipate that our stock will be listed on the OTC Bulletin Board. Should it trade on the OTC Bulletin Board at less than $5 a share - and we expect that this will be the case, the stock will be a so-called "penny stock." This designation subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to their customers. These restrictions are intended by our government to inhibit aggressive trading in penny stocks. This could limit your ability to resell your stock in the stock market. This could also inhibit the creation of market interest in our stock and act as a depressant on its price in the stock market.

     5. We do not Qualify for Nasdaq.
        ----------------------------
     Our Common Stock, after the Merger, should qualify to be quoted and to trade on an NASD inter-dealer system called "the Bulletin Board." It would be more desirable if it could trade on the Nasdaq SmallCap Market, but our stock will not initially qualify for this. We will not have $4 million in net tangible assets, and we do not expect to merit a market price of $4 a share. As long as we trade as a "penny stock" on the OTC Bulletin Board, this will tend to reduce broker-dealer and investor interest in us. This could operate to inhibit the ability of our stock to reach a $4-per-share trading price necessary for initial quotation on Nasdaq even should our Company otherwise qualify for Nasdaq. Until we qualify for Nasdaq, we will have a reduced ability to use our stock for business acquisition purposes. See "Information About the Company - Market for the Company's Common Stock and Related Stockholders Matters."

     6. Possible Need for Additional Funding.
        ------------------------------------
     Should the proposed Merger be approved, our post-Merger Company may need additional funding to achieve its plan of operations for the next twelve months. If additional funding is needed, we have not identified the source for this funding. We give no assurance that the needed funds can be obtained. See "Information About TechLite Applied Sciences - Management's Discussion and Analysis of Financial Condition and Results of Operations - Cash Requirements."

     7.  Reliance on Key  Personnel.
         --------------------------
     Should the Merger occur, the post-Merger Company will be reliant on the continued services of several key personnel. The loss of any of them could adversely affect future operations. These persons are J. D. Arvidson, chief executive officer of Techlite Applied Sciences; John F. Bodkin, president and chief financial officer; C. O. Sage, executive vice president and chief operating officer; Carol E. Sage, corporate secretary; and Mark Galvin, vice president for administration. See "Management Information Directors, Executive Officers and Significant Employees."

     8. Management Control.
        ------------------
     Should the proposed Merger be approved, the Company's officers and directors and their affiliates will own approximately 33.6 percent of the Common Stock of the Company. This amount may enable them to determine the outcome of any vote affecting the control of the Company.

         9. Tax Consequences.
            ----------------
     The Merger should be a tax-free reorganization for both companies. The Spinoff will be a taxable event for SuperCorp's stockholders, who will receive the Spinoff Shares. However, SuperCorp's stockholders will owe either no income taxes or only nominal income taxes with regard to their receipt of the Spinoff Shares.

     We take this position because:

     o the Spinoff occurs before TechLite Applied Sciences's stockholders vote on the Merger,

     o        the outcome of their vote is uncertain, and

     o the value of each Spinoff Share at the time of the Spinoff should be the price SuperCorp paid for each Share - $0.001.

     These anticipated favorable tax consequences are not supported by an advance ruling by the Treasury Department. They are based upon the opinion of our tax counsel. It is possible the Internal Revenue Service would challenge the $0.001-a-Spinoff Share valuation and prevail in valuing these Shares at, say, the price of the Company's stock when it first starts trading on the OTC Bulletin Board. In such event, the actual tax consequences could be different than as represented here. See "Federal Income Tax Consequences - Stockholders of SuperCorp."

     10. Dividends Not Likely.
         --------------------
     Should the Merger be approved, we anticipate that any earnings generated from operations of the emergent company will be used to finance its growth, and cash dividends will not be paid to holders of the Common Stock.

     11. Possible Future Dilution.
         ------------------------
     In addition to the 2,209,903 Shares registered for the proposed Merger, we have registered 1,500,000 shares to be available for issuance by the post-merger Company in possible, future, business combinations or asset acquisitions (the "Shelf Shares"). Such issuances could be made without notice to the stockholders and without stockholder approval. Such issuances would dilute the percentage ownership, and could dilute the net tangible book value per share, of stockholders of our combined Company.

     With regard to such 1,500,000 Shelf Shares, none of the Company's or SuperCorp's officers, directors, promoters or their affiliates or associates have had any preliminary contact or discussions with representatives of any business or company concerning the possibility of such an asset acquisition or merger transaction. Further, we have no present plans, proposals, arrangements or understandings with any representative of any business or company in this same regard. We registered these Shelf Shares to be available to the management of the post-Merger Company in the event the Merger is approved.

     Should the stockholders of TechLite Applied Sciences not approve the Merger, only then will SuperCorp's and the Company's management commence a search for a substitute business acquisition or merger transaction. It is
SuperCorp's practice to reward persons who bring to it spinoff-merger transactions that it accepts. This reward is in the form of "founders' stock" in the SuperCorp-created subsidiary that is to be the surviving corporation in the spinoff-merger transaction. Albert L. Welsh and George W. Cole were each allowed by SuperCorp to buy 24,444 shares of Common Stock of the Company at $0.001 a share when the Company was formed. This was their reward for bringing the TechLite Applied Sciences transaction to SuperCorp. Should the stockholders of TechLite Applied Sciences not approve the Merger, SuperCorp will demand the surrender to the Company of the 24,444 shares issued to each of these two persons. These shares and possibly additional shares will then be available to be sold at $0.001 a share to any other person whether or not affiliated with SuperCorp - that brings a substitute spinoff-merger transaction to the Company.

     The officers and directors of SuperCorp have conflicts of interest in allowing themselves, their affiliates or their associates to buy "founders' stock" at cheap prices in SuperCorp-created subsidiaries created for specific spinoff-merger transactions. When such a situation arises, the matter is settled by negotiation between the interested person and the directors of SuperCorp. An interested director does not vote on the matter. The possibility of competing searches does not arise. If, say, two directors each brings in an acceptable spinoff-merger candidate, SuperCorp will accept both candidates and register two spinoff-merger transactions.

     Should the stockholders of TechLite Applied Sciences not approve the Merger, there is no present potential that the Company will acquire or merge with a substitute business or company in which SuperCorp's or the Company's management, promoters, affiliates or associates have an ownership interest, directly or indirectly. However, existing corporate policy would not exclude this. It would be handled by negotiation with SuperCorp directors. An interested director would not vote on the matter.

     Each of SuperCorp's directors and officers serves without pay or compensation other than (1) the receipt of pro rata stock distributions when a spinoff-merger transaction is effected and (2) the opportunity to buy "founders' stock" at cheap prices when he brings an acceptable spinoff-merger candidate to SuperCorp. The officers and directors of SuperCorp are Albert L. Welsh, John E. Adams and Thomas J. Kenan, all of Oklahoma City, Oklahoma; T.E. King of Palos Verdes Peninsula, California; and Ronald D. Wallace of Atlanta, Georgia. George
W. Cole of Oklahoma City is a former director of SuperCorp who most actively seeks spinoff-merger candidate companies.

     Should the stockholders of TechLite Applied Sciences not approve the Merger and the Company would enter into a spinoff-merger agreement with a substitute company, the Company would file amendments to its presently effective registration statements. The amended statements would cover the new acquisition or merger transaction. Prior to any merger or acquisition, the Company would provide its stockholders (whose stock certificates would still be held in escrow) with a prospectus-proxy statement or information statement containing complete disclosure documentation including audited financial statements.

     12. Restrictions on Net Operating Loss Carryforwards.
         ------------------------------------------------
     As stated above in Risk Factor No. 1, TechLite Applied Sciences had a net operating loss carryforward of $1,436,018 at January 31, 1998. This net operating loss carryforward may be used to offset otherwise taxable income for several years in the future. However, under present tax laws if the ownership of more than 50 percent in value of the stock of TechLite Applied Sciences changes during a three-year period, this limits the amount of taxable income of any "post-change year" that may be offset using "pre-change losses." The merger with us will effect a 10 percent change in such ownership. While this percentage change will not of itself trigger such a restriction, it must be taken into account during the next three years for these income tax purposes.

     13. Dependence on Major Suppliers.
         -----------------------------
     TechLite Applied Sciences depends upon two non-affiliated companies to fabricate and supply the lighting-enhancement reflectors it prefers to use in its light fixture retrofitting business. The business of the post-Merger Company could be materially affected by anything that affects the ability of these other companies to supply their reflectors. Alternate suppliers of reflectors exist, but the quality of their products is inferior to that of the three companies whose reflectors are preferred. We believe the future competitive condition of the post-Merger Company could be reduced if it cannot obtain high-quality reflectors.

                    SUPERCORP - THE DISTRIBUTING STOCKHOLDER

     SuperCorp Inc. ("SuperCorp") was organized in Oklahoma on October 21, 1988. SuperCorp has more than 600 stockholders in 35 states. SuperCorp acquired almost all of these stockholders in early 1989 when it purchased all the assets of Naturizer, Inc., through a chapter 11 plan of reorganization, in exchange for shares of common stock of SuperCorp. The SuperCorp shares were distributed to the creditors and stockholders of Naturizer, Inc. SuperCorp's purpose is to engage in "spinoff" activities such as the one described herein. Such spinoff-merger involve SuperCorp's distribution, by way of stock dividends or otherwise, of registered shares of stock of subsidiary corporations SuperCorp organizes to merge with viable companies. This is the "spinoff" part of a spinoff-merger transaction orchestrated by SuperCorp. The "merger" part requires an approving vote of the stockholders of the viable company - here, TechLite Applied Sciences.

     SuperCorp's assets consist of approximately $50,000 in cash. Each of its five directors, Albert L. Welsh, John E. Adams, Ronald D. Wallace, T.E. King and Thomas J. Kenan, either directly or by attribution through ownership by family members, owns 375,000 shares of common stock of SuperCorp, which amount is approximately 5.5 percent of the number of its outstanding shares. See "Management Information - Security Ownership of Certain Beneficial Owners and Management."

     SuperCorp is not subject to the reporting requirements imposed by Section 15(d) of the Securities Act of 1933 or Section 13 of the Securities Exchange Act of 1934. Its common stock does not trade in the stock market. SuperCorp has never sought a market maker for its stock.

     SuperCorp organized the Company in May 1997 as a vehicle specifically for the proposed Merger. The Company has no business history, $245 in assets, no liabilities, and initially only three stockholders - SuperCorp, who will "spinoff" its shares in the Company to its more than 600 stockholders before the TechLite Applied Sciences's stockholders vote on the Merger; Albert L. Welsh, the sole officer and director of the Company and a stockholder of SuperCorp; and George W. Cole, whose spouse, Marjorie Cole, is a stockholder of SuperCorp. See "Information About the Company." Should the Merger not be approved, see "Plan of Distribution - The Escrow Arrangement - Consequences Should the Merger Not Occur" below for an explanation of what disposition we will make of our Company.

SuperCorp May be Deemed to be an Underwriter.
--------------------------------------------

     The 195,556 Spinoff Shares described herein are owned by SuperCorp and are to be redistributed by SuperCorp. SuperCorp may be deemed to be an underwriter by reason of its intent to distribute such Shares.

     After the distribution by SuperCorp of the Spinoff Shares to its stockholders, SuperCorp will no longer own any stock of the Company, except to the extent that 657 Spinoff Shares, reserved for rounding-up purposes, would not be allocated in the rounding-up process (see "Terms of the Merger").

     Should SuperCorp be an underwriter of the Spinoff Shares, any person who purchases the registered Shares within three years after the distribution could assert a claim against SuperCorp under Section 11 of the Securities Act of 1933. The purchase could be in the open market as long as the shares purchased can be traced to the registered Shares SuperCorp distributes to its stockholders. Such a claim, to be successful, must be based upon a showing that statements in the registration statement were false or misleading with respect to a material fact or that the registration statement omitted material information required to be included therein.

     Open market purchasers may have to prove reliance upon the alleged misstatement or omission. Reliance may not necessarily require a showing that the purchaser actually read the registration statement. It may be sufficient if there is a showing that the misstatements or omissions in the registration statement were a substantial factor in the purchase of the shares.

     SuperCorp's Exposure as a Control Person.
     ----------------------------------------

     SuperCorp organized the Company and, since its organization and until the proposed Merger should become effective, has been and will be a "control person" of the Company, as that term is defined in Section 15 of the Securities Act of 1933 ("the Act").

     Section 15 of the Act imposes joint and several liability on persons who control other persons substantively liable under other sections of the Act:

     o Section 11, for misrepresentations in a registration statement,

     o Section 12(1) - for the unlawful sale of unregistered securities, and

     o Section 12(2) - for misrepresentations in the sale of securities.

     A controlling person can avoid liability by proving "he had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability of the controlled person is alleged to exist."

                  EARLIER SUPERCORP SPINOFF-MERGER TRANSACTIONS

     This transaction with TechLite Applied Sciences, should the stockholders of TechLite Applied Sciences approve it, will be the fourth such "spinoff-merger" transaction effected by SuperCorp with subsidiaries it creates for such purposes.

     The Lark Technologies, Inc. spinoff-merger.
     ------------------------------------------

     SuperCorp's first spinoff-merger transaction concerned Lark Technologies, Inc. ("Lark"), a SuperCorp-created subsidiary. Lark merged with a Houston, Texas company engaged in DNA sequencing whose major stockholders are affiliates of the Baylor School of Medicine.

     The Lark spinoff occurred on September 6, 1995. The Lark merger occurred on September 14, 1995. None of SuperCorp's or Lark's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Lark had any involvement in this spinoff-merger. None of these persons received any cash, stock or other thing of value with respect to this transaction other than his pro rata receipt of Lark stock that was spunoff to the SuperCorp stockholders. Subsequent to the Lark spinoff-merger, Lark raised $1 million in a rights offering to its stockholder base.

     The Dransfield China Paper Corporation transaction.
     --------------------------------------------------

     The second spinoff-merger transaction concerned Dransfield China Paper Corporation ("Dransfield"), a SuperCorp-created subsidiary. Dransfield merged with a Hong Kong company engaged in distributing hygienic paper products in Hong Kong and in building integrated paper mills in China. Dransfield's major stockholder is a Hong Kong Stock Exchange-listed company.

     The Dransfield spinoff occurred on February 13, 1996. The Dransfield merger occurred on February 26, 1997. One of SuperCorp's officers and directors, T.E. King, received $45,000 from the Hong Kong company, 11,642 shares of common stock of Dransfield and 250,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for his services in bringing together the Hong Kong company and SuperCorp. Thomas J. Kenan, an officer and a director of SuperCorp, received 20,000 warrants and the other officers and directors of SuperCorp each received 40,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for their past efforts in screening prospective spinoff-merger transactions. All of these warrants expired without being exercised. Each of these officers and directors also received his pro rata distribution of Dransfield shares spunoff by SuperCorp to its stockholders. Subsequent to the Dransfield spinoff-merger, Dransfield raised $750,000 in a private placement to investors in the U.S. and Hong Kong.

     The Summit Technologies, Inc. transaction.
     -----------------------------------------

     The  third  spinoff-merger   transaction   concerned  Summit  Environmental
Corporation, Inc. ("Summit"), a SuperCorp-created subsidiary. Summit merged with a Longview, Texas company engaged in marketing a new fire suppressant product and other products manufactured by other companies.

     The Summit spinoff occurred on November 10, 1998. The Summit merger occurred on December 2, 1998.

     None of SuperCorp's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Summit had any involvement in this spinoff-merger other than Thomas J. Kenan, a director and general counsel of SuperCorp. The Longview, Texas company allowed Mr. Kenan to purchase 28,333 shares of its Common Stock at $0.30 a share in a non-public offering it conducted at this price before the registration statements for the spinoff-merger transaction were filed with the Securities and Exchange Commission.

     George W. Cole, a former SuperCorp director and a person to whom Securities and Exchange Commission rules may attribute the beneficial ownership of more shares of common stock of SuperCorp than any other SuperCorp stockholder, received compensation for finding and negotiating the spinoff-merger transaction with Summit.

     Mr. Cole received $18,500 from the Longview, Texas company for a finder's fee and for consulting services. He exchanged $14,250 of such fee for 23,750 shares of the Longview, Texas company at $0.60 a share prior to the spinoff-merger. Further, SuperCorp allowed him to purchase 125,000 shares of common stock of Summit at $0.001 a share when SuperCorp organized Summit.

     After each of the above three spinoff-merger transactions was consummated, SuperCorp director Thomas J. Kenan became involved with each company as an attorney. He has represented each company from time to time as a securities lawyer. He received cash fees for such services at his customary billing rates. He also was invited by Dransfield to serve as a non-management director of Dransfield and of its Hong Kong Stock Exchange-listed parent, Dransfield Holdings Limited. He receives no compensation for such director's services but was granted an option to purchase 25,000 shares of Dransfield at $2.60 a share. The option has not been exercised.

     Albert L. Welsh, the president and a director of SuperCorp and the sole officer and director of our company, TechLite, Inc., and George W. Cole, whose family owns more than five percent of the outstanding shares of common stock of SuperCorp, are named elsewhere in this Prospectus-Proxy Statement as persons who have been involved in transactions among our Company, SuperCorp and TechLite Applied Sciences. See "Material Contacts Among the Companies," page 20. Neither of such persons has been involved in post-merger transactions with any of Lark, Dransfield or Summit other than as a stockbroker with regard to the trading of stock in the open market.

     Lark's common stock trades on the OTC Bulletin Board under the symbol "LDNA." Dransfield's common stock trades on the Nasdaq SmallCap Market under the symbol "DCPCF." Summit's common stock trades on the OTC Bulletin Board under the symbol "______." Lark, Dransfield and Summit are viable, operating companies. Their common stock prices are quoted daily. All three file reports with the Commission pursuant to the requirements of the Securities Exchange Act of 1934.


                            TERMS OF THE TRANSACTION

     Our Company, SuperCorp, and TechLite Applied Sciences have entered into an agreement of merger between our Company and TechLite Applied Sciences. A copy of the agreement appears as "Appendix A - Agreement of Merger." For the merger to occur, each of the following must occur:

     o Registration statements must be filed with and become effective at the Securities and Exchange Commission and appropriate state securities regulatory agencies. This has occurred. The registration statements cover the following:

              o the 2,209,903 Merger Shares - the Shares we offer to the stockholders of TechLite Applied Sciences,

              o the 195,556 Spinoff Shares - the Shares SuperCorp will distribute to its more than 600 stockholders, and

              o the 1,500,000 Shelf Shares - the Shares that will be available to our combined company for other, future, possible business combinations or acquisitions that would involve other companies; and

     o The stockholders of each of our Company and of TechLite Applied Sciences must, by a majority vote of the shares outstanding, approve the merger.

Terms of the Merger.
-------------------

     The terms of the proposed merger ("the Merger") are as follows:

     1. TechLite Applied Sciences shall merge into our Company.

     2. All 2,209,903 outstanding shares of common stock of TechLite Applied Sciences shall be converted into 2,209,903 shares of Common Stock of our Company ("the Merger Shares") on a share-for-share basis.

     3. There shall be no fractional shares.

     4. The present business of TechLite Applied Sciences shall be conducted after the Merger by the Company, into which TechLite Applied Sciences shall have merged. TechLite Applied Sciences's management and directors shall become the management and directors of our combined Company. See "Management Information."

     5. Prior to the Merger, SuperCorp shall distribute to its stockholders ("the Spinoff"), on a basis proportionate to their stockholdings in SuperCorp, the 195,556 Shares ("the Spinoff Shares") of Common Stock of the Company now held by SuperCorp. Each SuperCorp stockholder shall receive one share of the Company for each 34.81 shares of SuperCorp held of record on the date on the cover of this Prospectus.

     6. The historical financial statements of the post-Merger Company shall be those of TechLite Applied Sciences. See "Financial Statements - TechLite Applied Sciences." The fiscal year of the post-Merger Company will be January 31, the end of TechLite Applied Sciences's fiscal year.

     7. Should the stockholders of TechLite Applied Sciences not approve the Merger, none of TechLite Applied Sciences, the Company, or SuperCorp shall be liable to any of the others. However, in any event, TechLite Applied Sciences must pay all three parties' expenses relating to the registration of the Shares described herein.

Reasons for the Merger and Spinoff.
----------------------------------

     It is obvious that the SuperCorp stockholders will benefit by receiving, for no consideration, the 195,556 Spinoff Shares. But we also believe that the TechLite Applied Sciences's stockholders will benefit from converting their present stock to stock of our Company in the Merger. We have registered with the Securities and Exchange Commission the stock involved in the Spinoff and the stock involved in the Merger. SuperCorp's distribution of the Spinoff Shares to its stockholders should provide the basis for the creation of a public market for the Common Stock of our post-Merger combined Company. We believe the existence of such a public market will facilitate the raising of expansion funds for the post-Merger Company. We give no assurance that such will occur. See "Risk Factors - No Assurance of a Public Market."

     Effectively, the stockholders of TechLite Applied Sciences will suffer a ten percent dilution in their equity in TechLite Applied Sciences solely for the perceived, but not assured, benefits of having a public market for their securities.

Accounting Treatment of Proposed Merger.
---------------------------------------

     Because our Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if TechLite Applied Sciences recapitalized.

Degree of Management Control of Vote on Merger.
----------------------------------------------

     The Merger must be approved by a vote of a majority of the outstanding shares of Common Stock of each of our Company and TechLite Applied Sciences. With respect to such companies, the percentage of outstanding shares entitled to vote and held by officers, directors and their affiliates are as follows: the Company - 90%; and TechLite Applied Sciences - 37.4%. TechLite Applied Sciences's officers, directors and affiliates, even though they are recommending approval of the Merger, have agreed to vote their shares to approve or disapprove the proposed Merger in accordance with the majority vote of the other stockholders.

Dissenters' Rights of Appraisal.
-------------------------------

     Stockholders of TechLite Applied Sciences who vote against the Merger have the right to dissent and to exercise certain rights of appraisal. If exercised, and if the Merger is effected, these rights would cause TechLite Applied Sciences to pay to these dissenters the appraised value of their shareholdings. See "Voting and Management Information - Dissenters' Rights of Appraisal."

Compliance with Governmental Regulations.
----------------------------------------

     No federal or state regulatory requirements, other than securities laws and regulations, must be complied with or federal or state approval obtained in connection with the Spinoff and Merger, other than the filing of articles of merger with the Secretary of State of Oklahoma after a favorable vote might be obtained on the proposed merger.

Agreement and Plan of Merger.
----------------------------

     The complete Agreement of Merger among the Company, TechLite Applied Sciences, and SuperCorp is included in this Prospectus. See "Appendix A - Agreement of Merger."

                           TRANSACTIONS WITH INSIDERS

     The 195,556 Spinoff Shares will be distributed pro rata to all SuperCorp stockholders of record on the date on the cover page of this Prospectus. An additional 48,888 shares of Common Stock of the Company are already owned by two persons, either directly or by attribution to their family members or family controlled entities.

     Both of these two persons, either directly or by attribution, are stockholders of SuperCorp. Each will receive Spinoff Shares in the pro rata Spinoff distribution. Further, each owns 10,000 shares of common stock of TechLite Applied Sciences, which each purchased in 1997 in exchange for financial consulting services. Both of these persons may be deemed to be "promoters" or "insiders" of the Company who will receive benefits from the transaction not received by other SuperCorp stockholders.

     The identities of the insiders, their positions with the Company and with SuperCorp, the securities of the Company and of TechLite Applied Sciences each owns, and his pro rata receipt of Spinoff Shares are as follows:




                                                                                      Shares Now Owned
                                                                                      ----------------
                                         Position with Company                                   TechLite Applied         Spinoff
     Insider                                 or SuperCorp                      Company               Sciences             Shares
     -------                                 ------------                      -------               --------             ------
Albert L. Welsh                  President and Director of the                 24,444                 10,000              10,773
                                 Company and President and a
                                 Director of SuperCorp

George W. Cole                   None                                          24,444                 10,000              11,081


Services Rendered by Insiders.
-----------------------------

     Mr. Welsh and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 24,444 shares of Common Stock of our Company for $25, or $0.001 a share. Each also performed services for our Company and for SuperCorp Inc. See "Other Financial Considerations - Material Contacts Among the Companies."

     The table below compares the securities to be received by the insiders and to be received by other SuperCorp stockholders:


                                    Two Company Insiders
                       -----------------------------------------------
                                                                                                       Other
                                                                                                     TechLite
     Type of                                                                       Other              Applied
    Company's                               Spinoff            Merger            SuperCorp           Sciences
    Security             Held Now           Shares             Shares          Shareholders        Shareholders           Total
  ------------         -----------        ----------         ----------        ------------        ------------         -------
Common                  48,888(1)          21,854(2)          20,000(2)         173,702(2)         2,189,903(3)         2,448,444
Stock

Percent                   2.0%               0.9%               0.8%               7.1%                89.2%              100%




(1) Restricted securities. Must be held one year before tradeable under SEC Rule 144.

(2) Registered with the Commission and unrestricted for transfer in the stock market.

(3) Registered with the Commission and unrestricted for transfer in the stock market. However, 825,789 of these shares would be held by affiliates of the post-Merger Company (officers and directors and controlling shareholders) and would be subject to the limitations on resale imposed by Rule 145 of the Commission. See "Information About the Company - Rule 144 and Rule 145 Restrictions on Trading."

         For details concerning the direct ownership and the attribution of ownership of Company securities by the insiders, see "Management Information - Security Ownership of Certain Beneficial Owners and
Management."

                              PLAN OF DISTRIBUTION

The Escrow Arrangement.
----------------------

     A vote to approve the Merger by the stockholders of our Company is assured. After such vote but before any vote by the stockholders of TechLite Applied Sciences, SuperCorp shall declare a dividend to its stockholders of the 195,556 shares of Common Stock of the Company held by it ("the Spinoff Shares"). Certificates representing the 195,556 Spinoff Shares shall be distributed by SuperCorp to Bank One Trust Company, NA, Oklahoma City ("the Escrow Agent") to be held in escrow pursuant to the provisions of Securities and Exchange Commission Regulation 230.419. Later distribution by the Escrow Agent would be as follows:

     Should the Merger Occur.
     -----------------------
     Should TechLite Applied Sciences's stockholders approve the Merger), the Company shall supplement this Prospectus to indicate the fact and date of the Merger. When the Company's Common Stock is declared eligible for quotation on the OTC Bulletin Board, the Company shall provide to the Escrow Agent the Company's representation that the requirements of Securities and Exchange Commission Regulation ss.230.419(e) have been met. The Escrow Agent shall then mail the escrowed certificates representing the 195,556 Spinoff Shares to the owners of such securities.

     Should the Merger Not Occur.
     ---------------------------
     There can be no assurance that the proposed Merger between our Company and TechLite Applied Sciences will occur, because a favorable stockholder vote of TechLite Applied Sciences's stockholders must be obtained. No assurance can be given that such will be obtained.

     Should the Merger not occur, (1) TechLite Applied Sciences will continue as a separate corporation with its existing assets and business, (2) the Company still will have no significant assets or business, and (3) there will be no trading market for our stock, which will still be held in escrow by the Escrow Agent. As long as this escrow continues, no transfer or other disposition of the securities held in escrow shall be permitted other than:

     o        by will or the laws of descent and distribution, or

     o pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employee Retirement Income Security Act or the rules thereunder.

     The Company's and SuperCorp's management have no specific plans for an alternative to a rejection of the proposed Merger. They would commence to seek to acquire a business or assets that would constitute a business. Such management or SuperCorp would pay the costs of such search. Upon execution of any agreement for the acquisition of a business or assets that would constitute a business, the Company would file with the Securities and Exchange Commission (the "Commission") a post-effective amendment to its earlier filed registration statement. This amendment would contain complete disclosure documentation about the alternative business or assets acquisition, including financial statements of the Company and of the company to be acquired as well as pro forma financial information. Should the acquisition be by way of a merger, the Company's stockholders would be furnished this information in a proxy statement or information statement before any vote would be taken on the proposed merger. Should the acquisition not require a vote by the Company's stockholders, the Company would still provide this information to its stockholders before closing the acquisition.

     Upon the effectiveness of the acquisition described in the amended registration statement, the Escrow Agent would distribute the certificates held in escrow together with the Prospectus contained in the amended Registration Statement. No later than 90 days after the end of the first full fiscal year of operations following consummation of an acquisition, as described above, the Company shall furnish its stockholders audited financial statements for such year as well as the Company's plan of operation for the next year and file such information with the Commission on a Form 10-K or 10-KSB. See "Penny Stock Regulations."

     Should no alternative to the Merger be effected within eighteen months after the date of this Prospectus, Rule 419 of the Securities and Exchange Commission requires that the acquisition effort be abandoned. In such event, the certificates held in escrow would not be delivered to the record owners thereof. The holders of a majority of the Company's Common Stock will have voting rights to cause a dissolution of the Company, and persons who will constitute such a majority have indicated their intentions to so exercise these voting rights to that effect at that time. Such persons are Albert L. Welsh, president and a director of SuperCorp; Nita Kaye Adams, Renee Adams, Chris Adams, and Meridyne Corp., all of whom are related to or affiliated with John E. Adams, a director of SuperCorp; the Marilyn C. Kenan Trust, which is under the control of the spouse of Thomas J. Kenan, a director of SuperCorp, and Mary M. Kenan and Joseph
N. Kenan, the adult daughter and son of Thomas J. Kenan; Patrick D. and Julia V. Kenan; Ronald D. Wallace, a director of SuperCorp and the beneficial owner of SuperCorp shares held by Sackville Advisors, Ltd., which is under his control; T.E. King, a director of SuperCorp; George W. Cole; Marjorie Cole; George B. Cole; Judith Rader, Gary E. Bryant, Mary N. Jackson; Suzanne Kerr; Marshall A. Pierson; and Susanne Peterson, stockholders of SuperCorp. See "The Escrow Arrangement."

Expenses of the Spinoff and Merger.
----------------------------------

     The estimated expenses of the Spinoff and the Merger are $104,300. All of these expenses are being borne by TechLite Applied Sciences, with whom the Company proposes to merge. These estimated expenses are federal and state registration fees - $100; filing expenses (EDGAR) - $8,000; stock transfer agent's fee - $4,000; escrow agent's fee - $500; printing and engraving - $10,000; legal fees - $49,000; auditor's fee - $6,000; mailing cost - $5,900;
finder's fee - $18,500; and Moody's OTC Industrial Manual publication fee - $2,300.

                            DESCRIPTION OF SECURITIES

     Common Stock.
     ------------
     Each of the Company and TechLite Applied Sciences is an Oklahoma corporation. The Company is authorized to issue 40 million shares of Common Stock, $0.001 par value, and has 244,444 shares of Common Stock issued and outstanding. TechLite Applied Sciences is authorized to issue 40 million shares of common stock, $0.001 par value, and has 2,209,903 shares of its Common Stock issued and outstanding.

                  Voting  rights.
                  --------------
                  Stockholders have one vote a share on all matters submitted to a vote of the stockholders. Shares of Common Stock do not have cumulative voting rights. This means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

                  Dividend rights.
                  ---------------
                  Stockholders receive dividends when and if declared by the board of directors out of funds of the corporation legally available therefor.

                  Liquidation  rights.
                  -------------------
                  Upon any liquidation, dissolution or winding up, stockholders receive pro rata all of the assets of the corporation available for distribution to stockholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of preferred stock.

                  Preemptive rights.
                  -----------------
                  Stockholders do not have preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the corporation.

                  Registrar  and transfer  agent.
                  ------------------------------
                  Bank One Trust Company, NA, Oklahoma City is the transfer agent and registrar of the Common Stock of the Company. TechLite Applied Sciences serves as its own registrar and transfer agent.

                  Dissenters' rights.
                  ------------------
                  A stockholder has "dissenters' rights" which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the corporation's certificate of incorporation.

     Preferred Stock.
     ---------------
     The Company is authorized to issue 10 million shares of Preferred Stock, $0.001 par value. The Preferred Stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, and conditions of redemption must be set forth in resolutions adopted by the directors.

     There are no shares of Preferred Stock of the Company issued and outstanding.

                         FEDERAL INCOME TAX CONSEQUENCES

     The Merger.
     ----------
     The Merger should qualify as a type "A" tax-free reorganization for both corporations under Section 368(a)(1) of the Internal Revenue Code. However, because the Company is newly organized, the "step transaction doctrine" might be applied. If so, the Company might be considered a continuation of TechLite Applied Sciences with only a change of name or place of incorporation, a type "F" tax-free reorganization under Section 368(a)(1).

     The Spinoff.
     -----------
     The distribution by SuperCorp to its stockholders of the 195,556 Spinoff Shares will be a taxable event to SuperCorp and to each of its stockholders receiving any of the Spinoff Shares. Gain (but not loss) would be recognized by SuperCorp under Section 311 of the Internal Revenue Code for any excess of the fair market value of the Company's stock on the date of actual distribution over the tax basis to SuperCorp of such stock.

     Stockholders of SuperCorp.
     -------------------------
     As for SuperCorp's stockholders who receive Spinoff Shares of the Company, the Spinoff shall occur prior to the vote by TechLite Applied Sciences's stockholders to accept or reject the Merger. Because the result of the vote by TechLite Applied Sciences's stockholders cannot be forecast, and because the Merger cannot and shall not become effective until after a favorable vote is obtained on the Merger, it is more likely than not that the fair market value of the Spinoff Shares on the date of the Spinoff should not have increased over the $0.001 price paid by SuperCorp for the 195,556 Spinoff Shares.

     SuperCorp has no current or accumulated earnings. The distribution is being made from its excess capital. Each stockholder of SuperCorp should reduce the adjusted basis of his SuperCorp stock by the fair market value of the distribution to him, and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. This fair market value is assumed to be $0.001 per share. SuperCorp undertakes to advise its stockholders in early 2000 should it deem the fair market value of the distributed Spinoff Shares on the date of distribution to have been different than $0.001 per share or should it have had net earnings in 1999 which would cause the distribution, to the extent of such earnings, to be taxed as a dividend and as ordinary income.

     The above discussion as to U.S. income tax consequences is not based upon an advance ruling by the Treasury Department but upon the opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to the Company (which tax opinion is an exhibit to the registration statement of which this Prospectus is a part). See "Risk Factors - Tax Consequences."

                         OTHER FINANCIAL CONSIDERATIONS

Pro Forma Financial Information and Dilution.
--------------------------------------------

     The following sets forth certain pro forma financial information giving effect to the Merger:

                                        PRO FORMA STATEMENT OF FINANCIAL CONDITION
                                                     October 31, 1998

                                                              TechLite
                                       TechLite                Applied
                                         Inc.                 Sciences                Pro Forma              Pro Forma
                                     (Historical)           (Historical)             Adjustments             Combined
                                     ------------           ------------             -----------             --------
ASSETS

Current assets                           $245                $   640,682             $   -                  $   640,927

Property and equipment                     -                     682,759                  -                     682,759

Other assets                               -                      62,071                  -                      62,071
                                         ----                -----------             ----------             -----------

TOTAL ASSETS                             $245                $ 1,385,512             $    -                 $ 1,385,757
                                         ====                ===========             ==========             ===========



LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities                      $  -                $   617,380              $    -                $   617,380

Long term liabilities                       -                    624,505                   -                    624,505
                                         -----               -----------             ----------             -----------

     Total liabilities                      -                  1,241,885                   -                $ 1,241,885
                                         -----               -----------             ----------             -----------

Stockholders' equity:

   Common stock                           245                    220,990                   -                    221,235

   Additional paid-in capital               -                    943,263                   -                    943,263

   Retained earnings (deficit)              -                 (1,020,626)                  -                 (1,020,626)
                                         -----               -----------             ----------             -----------

     Total stockholders' equity           245                    143,627                   -                    143,872
                                         ----                -----------             ----------              ----------

TOTAL LIABILITIES AND                    $245                $ 1,385,512             $     -                $ 1,385,757
                                         ====                ===========             ==========             ===========
STOCKHOLDERS' EQUITY



Pro forma book value per share                                                                              $     (0.06)
                                                                                                            ===========


NOTE: Pro forma book value per share is calculated by dividing Total Stockholders' Equity - $143,872 - by the total number of shares that would have been outstanding on October 31, 1998 (2,454,347), giving effect to the proposed Merger.



                                               PRO FORMA STATEMENT OF INCOME
                                            Fiscal Year Ended January 31, 1998
                                                            and
                                         Nine-Month Period Ended October 31, 1998

                                        Fiscal Year Ended January 31, 1998           Nine Months Ended October 31, 1998 (Unaudited)
                           ---------------------------------------------------------------------------------------------------------

                          TechLite      TechLite                                 TechLite      TechLite
                            Inc.        App. Sci.      Pro Forma    Pro Forma      Inc.        App. Sci.     Pro Forma     Pro Forma
                        (Historical)  (Historical)    Adjustments   Combined   (Historical)  (Historical)   Adjustments    Combined
                        ------------  ------------    -----------  ----------  ------------  ------------   -----------   ---------

Sales                    $    -        $1,714,514    $     -       $1,714,514  $     -        $3,844,310   $     -        $3,844,310

Cost of Sales                 -         1,516,927          -        1,516,927        -         2,712,768         -         2,712,768
                         ----------    ----------    ------------  ----------   ----------    ----------   ------------   ----------

     Gross profit             -           197,587          -          197,587        -         1,131,542         -         1,131,542

Operating expenses            -           930,763          -          930,763        -           718,342         -           718,342
                         ----------    ----------    ------------  ----------   ----------    ----------   ------------   ----------

Income from operations        -          (733,176)         -         (733,176)       -           413,200         -           413,200

Other income                  -             2,962          -            2,962        -             2,192         -             2,192
                         ----------    ----------    ------------  ----------   ----------    ----------   ------------  -----------

Income (loss) before
taxes                                    (730,214)         -         (730,214)                   415,392         -           415,392

Provision for taxes           -             -              -            -            -                 0         -                 0
                         ----------    ----------    ------------ ------------  ----------    ----------   ------------   ----------

NET INCOME (LOSS)        $    -        $ (730,214)   $     -       $ (730,214)  $    -        $  415,392   $     -        $  415,392
                         ==========    ==========    ============  ==========   ==========    ==========   ============   ==========

EARNINGS PER
SHARE

     Net income (loss)                 $ (730,214)         -       $ (730,214)                $  415,392         -        $  415,392

     Weighted-average
     number of shares
     outstanding                        2,204,000        244,444    2,448,444                  2,209,903       244,444     2,454,347

     Earnings per share       -          (0.33)            -         (0.30)          -           $0.19                       $0.17

NOTES:

(1) Earnings per share data shown above are applicable for both primary and fully diluted.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of October 31, 1998 as if outstanding as of the beginning of the period.

     The essential effect of the Merger is to dilute by ten percent the equity of the stockholders of TechLite Applied Sciences. This reduction in equity is transferred to the present stockholders of SuperCorp and two persons, both of whom are "insiders" to the Company.

Material Contacts Among the Companies.
-------------------------------------

     Thomas J. Kenan of Oklahoma City, Oklahoma, is a director and general counsel of SuperCorp. In 1995 he was introduced to J.D. Arvidson, president of TechLite Applied Sciences, by Rex Frates of Tulsa, Oklahoma. Mr. Frates is an investor and industrialist who was then considering investing funds in TechLite Applied Sciences. Mr. Kenan followed the development of TechLite Applied Sciences thereafter. In 1996 Mr. Kenan advised Albert L. Welsh, president and a director of SuperCorp, and George W. Cole, whose spouse, Marjorie J. Cole is a significant stockholder of SuperCorp, to contact Mr. Arvidson. Mr. Kenan told them that Mr. Arvidson's company was in need of financial advisers with respect to its structure and direction. Mr. Welsh and Mr. Cole both are stockbrokers and former underwriters of registered stock offerings.

     Mr. Welsh and Mr. Cole became financial advisers to TechLite Applied Sciences in 1997. Mr. Kenan performed legal services for it from time to time in 1996 and in 1997. In early 1997 Mr. Kenan accepted 90,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of TechLite Applied Sciences in exchange for legal services performed with regard to reorganizing the capital structure of TechLite Applied Sciences. Mr. Welsh and Mr. Cole each received 10,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of TechLite Applied Sciences for providing financial advice with regard to reorganizing its capital structure.

     Mr. Kenan subsequently transferred (1) 85,000 shares of his TechLite Applied Sciences stock to a trust, the Marilyn C. Kenan Trust, whose trustee and primary beneficiary is Mr. Kenan's spouse, Marilyn C. Kenan, and (2) 5,000 of his shares to Sherie Adams, Mr. Kenan's legal assistant, as a bonus to her regular salary. Mr. Cole transferred his 10,000 shares to his spouse, Marjorie
J. Cole.

     Mr. Welsh and Mr. Cole, in approximately March 1997, persuaded the directors of TechLite Applied Sciences to consider recommending to their stockholders the Merger described in this Prospectus.

     The SuperCorp directors also favorably considered the spinoff-merger transaction. They created a subsidiary corporation, the Company, to be available to merge with TechLite Applied Sciences. They caused SuperCorp to purchase 244,440 shares of Common Stock of the Company at $0.001 a share, to be distributed to other SuperCorp stockholders as a dividend. They also authorized the sale of 24,444 shares of common stock of the Company to each of Mr. Welsh and Mr. Cole in recognition of their services to the SuperCorp stockholders in persuading the directors of TechLite Applied Sciences to consider the Merger described herein.

     Other than the proposed Spinoff and Merger described herein, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among TechLite Applied Sciences, the Company, and SuperCorp during the periods for which financial statements appear herein.

                             PENNY STOCK REGULATIONS

     There is no way to predict a price range within which the Company's Common Stock will trade. The Company expects trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the Company's Common Stock, initially at least, would be subject to the rules governing "penny stocks."

         A "penny stock" is any stock that:

         o        sells for less than $5 a share.

         o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

         o is not a stock of a "substantial issuer." The Company is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

     There  are  statutes  and   regulations  of  the  Securities  and  Exchange
Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

                  The Penny Stock Suitability Rule
                  --------------------------------

     Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer's account for transactions in penny stocks in accordance with procedures set forth in the Commission's Penny Stock Suitability Rule. The broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

     After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

     Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

     The  above  exercise  delays  a  proposed   transaction.   It  causes  many
broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

     The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

     o        transactions not recommended by the broker-dealer,

     o        sales to institutional accredited investors,

     o sales to "established customers" of the broker-dealer persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

     o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

              The Penny Stock Disclosure Rule
              -------------------------------

     Another Commission rule - the Penny Stock Disclosure Rule requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

              Effects of the Rule
              -------------------

     The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

     The Company's Spinoff Shares and Merger Shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                          INFORMATION ABOUT THE COMPANY

     Our Company was incorporated under the laws of the State of Oklahoma on June 3, 1997. It has no business or significant assets. It was organized for the purpose of entering into the Merger proposed herein (see "Terms of the Transaction - Terms of the Merger"). It has no employees; its management will serve without pay until the Merger should become effective.

Description of Business and Properties.
--------------------------------------

     Should the TechLite Applied Sciences's stockholders approve the Merger, our Company shall be the surviving company, but our management shall not remain as the management of the Company. Control of the Company, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to the present stockholders of TechLite Applied Sciences. TechLite Applied Sciences's present management shall become the management of the Company. See "Management Information - Directors, Executive Officers, and Significant Employees."

     TechLite Applied Sciences's present management advises us that it shall continue the business of TechLite Applied Sciences as the business of the Company after the Merger (see "Information about TechLite Applied Sciences - Description of Business and Properties").

     Our present management consists of one person, Albert L. Welsh. Mr. Welsh is a registered representative of Birchtree Financial Services, Inc., a broker-dealer firm with principal offices in Kansas City, Missouri, and branch offices in several cities, including Oklahoma City, Oklahoma, where Mr. Welsh is employed. Mr. Welsh is president and a director of SuperCorp.

Legal Proceedings.
-----------------

     Neither the Company nor its property is a party to or the subject of pending legal proceedings.

Market for the Company's Common Stock and Related Stockholder Matters.
---------------------------------------------------------------------

     There is no present public trading market in the U.S. or elsewhere for the Company's Common Stock. After the Spinoff and before any vote on the Merger by the stockholders of TechLite Applied Sciences, all certificates representing the 195,556 Spinoff Shares shall be held in escrow by the Escrow Agent.

     Should the Merger be approved (1) the Escrow Agent will release from escrow the certificates representing the ownership of the escrowed Spinoff Shares. These certificates would be delivered to the more than 600 SuperCorp stockholders owning the securities represented by the certificates, and (2) the stockholders of TechLite Applied Sciences will receive 2,209,903 Shares of Common Stock of the Company in exchange for the 2,209,903 outstanding shares of capital stock of TechLite Applied Sciences.

     The Company's stock will not be eligible for quotation on the Nasdaq Small Cap Market ("Nasdaq") (1) until it trades at a bid price of $4 a share or higher and (2) unless our combined Company meets other Nasdaq requirements regarding assets and stockholders' equity, which we will not meet even if the Merger is approved. We give no assurance that the Common Stock will ever become eligible for quotation on Nasdaq.

     Our stock is expected to be quoted on an NASD inter-dealer system called "the Bulletin Board." While some Bulletin Board stocks are actively traded, they do not draw the interest of most of the brokerage community that concentrates its attention on Nasdaq-quoted stocks or exchange-listed stocks. The eligibility requirements for listing our stock on exchanges are generally as high or higher than the requirements for eligibility for quotation on Nasdaq.

     Should the Merger be approved by TechLite Applied Sciences's stockholders, we all face the prospect of an indefinite period during which the Shares will be subject to trading severities imposed on Bulletin Board "penny stocks" (stocks that trade at less than $5 per share) by regulations of the Securities and Exchange Commission. These trading severities reduce broker-dealer and investor interest in trading or owning "penny stocks." This could inhibit the ability of our stock to reach a trading level of $4 per share or higher and thereby become eligible for quotation on Nasdaq even if we meet Nasdaq's assets and stockholders' equity requirements in the future. See "Risk Factor No. 4 - Penny Stock Regulations" and "Penny Stock Regulations."

Rule 144 and Rule 145 Restrictions on Trading.
---------------------------------------------

     Should the Merger be approved, all outstanding shares of Common Stock of the Company, except the 48,888 shares held by the two insiders, shall have been issued or distributed pursuant to registration with the Commission. Nevertheless, there will be certain restrictions on the transfer for value of some of the Shares.

     Holders of the Shares who are deemed to be affiliates of TechLite Applied Sciences at the time of the vote on the Merger, in order to sell their Shares, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 and require, for sales of the Shares by such affiliates, that:

                  o the Company must have been subject to the reporting requirements of Section 15(d) of the Securities Exchange Act for at least 90 days,

                  o the Company must have filed all reports with the Commission required by such rule during the twelve months preceding such sale (or such shorter period that the Company was required to file such reports),

                  o transfers for value by such affiliates can occur only either (1) through broker transactions not involving the solicitation of buyers or (2) directly to market-makers, and

                  o each such affiliate can transfer for value, during a 90-day period, no more Shares than the greater of one percent of all issued and outstanding shares of Common

                           Stock of the Company (24,448 Shares immediately after the Merger) or the average weekly volume of trading in such Common Stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

     The above resale provisions of Rule 145 shall continue for such affiliates for one year after the Merger. Then, only the Company's reporting requirement shall continue. When any such affiliate has ceased to be an affiliate of the post-merger Company for at least three months, and provided at least two years have elapsed since the date of the Merger, then even the requirement that the Company file reports with the Commission will no longer be required for such a former affiliate to sell any of the Shares acquired in the Merger.

     We believe that none of the 195,556 registered Spinoff Shares will be subject to any restrictions on trading or transfers for value. We also believe that none of the 2,209,903 Shares of the Company to be distributed in the Merger to TechLite Applied Sciences stockholders other than 825,789 shares to TechLite Applied Sciences' officers, directors and affiliates - will be subject to any restrictions on transfer. Accordingly, after the effective date of the Merger and the redistribution of the Spinoff Shares, there shall be 1,579,670 Shares in the "public float," i.e., subject to no securities law restrictions on their being traded or transferred for value. We estimate that approximately 675 persons will own these Shares of record. The offering of them for sale could have a materially adverse effect on the market price of the Company's stock. Further, the affiliates of TechLite Applied Sciences will hold an additional 825,789 shares and will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

     No equity of the Company is subject to outstanding options or warrants to purchase, or securities convertible into, equity of the Company.

     Dividends.
     ---------
     We have had no operations or earnings and have declared no dividends on our capital stock. Should the Merger be approved, there are no restrictions that would, or are likely to, limit the ability of the Company to pay dividends on its Common Stock, but the Company has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes (see "Information about the Company - Description of Business and Properties").

     Registration Statement.
     ----------------------
     The Company has filed with the Securities and Exchange Commission ("SEC") in Washington, D.C., a Registration Statement under the Securities Act of 1933 with respect to the Common Stock offered by this Prospectus. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
The address of such site is http://www.sec.gov.

     Reports to Stockholders.
     -----------------------
     The Company will file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB, and periodic 8-K reports. The Company also intends to furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as it may deem appropriate or as required by law.

     Stock Certificates.
     ------------------
     Certificates  for the securities  offered hereby will be ready for delivery
within  one  week  after  the  date  of  this   Prospectus   (see  "The   Escrow
Arrangement").

Financial Statements.
--------------------

     See "Financial Statements - TechLite, Inc." for the independent auditor's report dated November 6,1998, with respect to the Company's balance sheet as of November 6, 1998, such balance sheet, and the notes to the balance sheet.

                   INFORMATION ABOUT TECHLITE APPLIED SCIENCES

Overview.
--------

     TechLite  Applied  Sciences,   Inc.  ("TechLite  Applied  Sciences"),   was
incorporated in Oklahoma on November 9, 1992. Its fiscal year ends January 31.

     TechLite Applied Sciences has been engaged since 1993 in the business of retrofitting existing lighting fixtures in buildings used for commercial, education, manufacturing, institutional and health care purposes. It installs highly efficient reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps that make possible a 60 percent or greater reduction in electricity consumption. It does this while maintaining or improving existing light levels.

     TechLite Applied Sciences has its headquarters in Tulsa, Oklahoma, and branch offices in Dallas, Texas; Tecumseh, Oklahoma; Kearney, Nebraska; and Brazilia and Rio de Janeiro, Brazil. TechLite Applied Sciences operated at a loss from inception through the fiscal year that ended January 31, 1998. Operations became profitable in the fiscal year that ended January 31, 1999.

     Management's  Discussion and Analysis of Financial Condition and Results of
     ---------------------------------------------------------------------------
Operations.
----------

     The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

     Results of operations.
     ---------------------

     The following table presents, as a percentage of sales, certain selected financial data for each of the two years in the period ended January 31, 1998 and for the nine-month period ended October 31, 1998:

                                                                                Nine
                                                                                Months
                                                                                Ended
         Year ended January 31                              1997     1998      10-31-98
         ----------------------------------------------------------------     ---------
         Sales                                              100%     100%       100%
         Cost of sales                                       86%      88%        71%
                                                            ---      ---        ---
         Gross margin                                        14%      12%        29%

         Selling, general and
                  administrative expenses                    26%      54%        19%

         Net income (loss) before taxes                     (12)%    (43)%       11%

     Sales.
     -----

     Sales of $1,714,514 for fiscal year 1998 decreased by $86,139 from fiscal 1997's sales of $1,800,653, a decrease of five percent. Most operations in fiscal year 1998 were affected by two events:

     o In July 1997 TechLite Applied Sciences was the successful bidder on a $3.95 million contract to retrofit most of the buildings of the Tulsa, Oklahoma Independent School District Number One. The contract was signed on October 6, 1997. TechLite Applied Sciences quickly increased its staff to enable it to perform its contractual obligations. Yet, the school district, through more than three months of bureaucratic delays, prevented TechLite Applied Sciences from commencing work on the contract until January 27, 1998
               - five days before the end of fiscal year 1998.

     o         From October 1997 through the end of that fiscal year
               (1998), and even through October 1998, TechLite Applied Sciences diverted significant personnel and some monetary resources to the pursuit of perceived opportunities in Brazil. The objects of the opportunities are retrofitting contracts with the postal system in Brazil and with a large, French-owned chain store company, Carrefour Comercio E Industria LT ("Carrefour"). As of October 31, 1998, TechLite Applied Sciences had retrofitted the lighting fixtures in demonstration areas of the postal system's main office and in one of Carrefour's stores (one that has 80 checkout counters), and has made specific proposals to each, both for a single building retrofit and for a system-wide retrofit. TechLite Applied Sciences still awaits a response from each.

                  Interim Results.
                  ---------------
                  Sales for the nine months ended October 31, 1998 were $3,844,310, an increase of $2,336,090, or 155%, over the $1,508,220 in sales for the nine months ended October 31, 1997. The increase was due to work being commenced on the Tulsa, Oklahoma public school contract.

     Gross margin.
     ------------

     Gross margin decreased from $247,221 in fiscal 1997 to $197,587 in fiscal 1998, a decrease of twenty percent. The decrease was due primarily to the low gross margin realized on work performed in fiscal 1998 on buildings owned by the Houston Independent School District. Another company had earlier received the contract to perform this work but had been dismissed due to its unsatisfactory work performance. TechLite Applied Sciences assumed the obligation to complete the work - and did so, but the contract price was for a lower piece price than TechLite Applied Sciences offers or otherwise accepts. The Houston contract was performed from September 1996 through March 1997.

                  Interim Results.
                  ---------------
                  Gross margin for the nine months ended October 31, 1998 was $1,131,542, an increase of $963,121, or 572%, over the gross margin of $168,421 for the nine months ended October 31, 1997. The gross margin, as a percentage of sales, increased from 11% for the 1997 nine-month period to 29% for the 1998 first nine-months period. The increase in gross margin is attributable to the increase in sales. The increase in gross margin percentage is attributable to the difference in margin, as a percentage of sales, between the Tulsa public schools contract and the Houston public schools contract.

     Selling, general and administrative expenses.
     --------------------------------------------

     Selling, general and administrative expenses increased from $467,391 in fiscal 1997 to $930,763 in fiscal 1998, or 99%. This reflects the increase in staff made in anticipation of commencing work on the Tulsa public schools contract. See " - Sales," above.

                  Interim Results.
                  ---------------
                  Selling, general and administrative expenses for the nine months ended October 31, 1998 increased slightly to $718,342 from $687,214 during the same nine-month period the previous year, an increase of 4.5%. This small increase, at a time when sales more than doubled, was due to a concerted effort by TechLite Applied Sciences' management to reduce these expenses at all levels.

     Net income (loss) before taxes.
     ------------------------------

     A net loss before taxes of $219,965 in fiscal 1997 increased to a net loss of $730,214 in 1998, an increase of 232%. The increase in loss was due to TechLite Applied Sciences' increasing its staff in fiscal 1998 for the Tulsa public schools contract and holding this staff for several months before work could be commenced only five days before the end of the fiscal year.

                  Interim Results.
                  ---------------
                  Net income before taxes for the nine months ended October 31, 1998 was $415,392, a significant reversal from a loss of $516,488 for the same period ended October 31, 1997. This gain was due to a more than doubling of sales (a reflection of work having commenced on the Tulsa public schools contract), a greater gross margin obtained from the Tulsa public schools contract than from the Houston public schools contract, and some reductions made in general and administrative expenses.

     Balance sheet items.
     -------------------

     Significant changes in several balance sheet items occurred from fiscal 1997 to fiscal 1998, in particular the following:

         o        a cash position of $150,272 at the end of fiscal year 1997
                    ----
                  deteriorated to a bank overdraft of $10,191 at the end of fiscal 1998,

         o        accounts receivable of $122,638 at the end of fiscal 1997
                  -------------------
                  increased 240% to $416,809 at the end of fiscal 1998,

         o        property and equipment of $91,630 at the end of fiscal 1997
                  ----------------------
                  doubled to $184,477 at the end of fiscal 1998,

         o        payroll  and sales tax payable of $74,444 at the end of fiscal
                  ------------------------------
                  1997 leaped 185% to $212,521 at the end of fiscal 1998, reflecting management's severe cash flow situation,

         o        notes payable and accrued interest of $394,853 at the end of
                  ----------------------------------
                  fiscal 1997 were reduced by $235,258, or 60%, by the end of fiscal 1998, and

         o        stockholders'  equity  received an infusion of $1,005,216 from
                  ---------------------
                  the sale of stock during fiscal 1998, of which amount $688,767 represents stock sold for cash and $316,449 represents stock sold for the cancellation of notes payable.

                  Interim  Results.
                  ----------------
                  There were several significant changes in balance sheet items that occurred from October 31, 1997 to October 31, 1998, but it is more revealing to compare October 31, 1998 balance sheet items with those of only nine months earlier, at the fiscal year end of January 31, 1997:

         o        A bank overdrawn position of $10,191 at the end of fiscal
                    --------------
                  1998 improved to a cash position of $13,632 on October 31, 1998,

         o        accounts receivable of $416,809 on January 31, 1997 were
                  -------------------
                  collected, and receivables of $268,554 were recorded on October 31, 1998,

         o        payroll and sales tax payable of $212,521 at the end of fiscal
                  -----------------------------
                  1998 had been paid in full by October 31, 1998 with only current taxes of $39,096 being on the books on October 31, 1998,

         o        billings in excess of costs and estimated earnings on
                  ---------------------------
                  uncompleted contracts totaling $330,074 at the end of fiscal 1998 had been eliminated by October 31, 1998,

         o        notes payable of $159,595 at the end of fiscal 1998 had
                  -------------
                  increased by 291% to $624,505 by October 31, 1998,

         o        the retained deficit had been reduced, by reason of nine
                      ----------------
                  months' earnings of $415,392, from $1,436,018 to $1,020,626 at October 31, 1998, and

         o        a stockholders' deficit of $430,322 on January 31, 1998 had
                    ---------------------
                  been converted to stockholders' equity of $143,627 at October 31, 1998.

         The above improvements in balance sheet items were due to the facts that TechLite Applied Sciences increased its sales and gross margin, effected reductions in costs, and made a profit of $415,392 for the nine months ended October 31, 1998.

     Liquidity and Capital Resources.
     -------------------------------

     TechLite Applied Sciences had positive cash flow from operations in fiscal 1997 of $182,053 but negative cash flow from operations of $786,400 in fiscal 1998. The principal component of this negative cash flow in fiscal 1998 was the year's net loss of $730,214. This drain on liquidity and capital resources was covered by the sale of $688,767 of common stock, by new borrowings of $128,427, and by holding back payroll and sales tax payables of $212,521. A positive item at fiscal 1998 year-end was contracts receivable of $416,809.

                  Interim Results.
                  ---------------
                  TechLite Applied Sciences had a positive cash flow of $63,557 for the nine months ended October 31, 1998, as compared to a positive cash flow of $753,608 for the same nine months the previous year. The principal components of this significant change in liquidity were the $415,392 net income for the nine months ended October 31, 1998 as compared with a loss of $516,488 for the same nine months the previous year, and a decrease of $173,151 in contract receivables for the most recent nine months.

     Outlook.
     -------

     The statements contained in this Outlook are based on current expectations. These statements are forward-looking, and actual results may vary materially.

     TechLite Applied Sciences is rapidly increasing its sales and improving its gross margin. It expects sales to have increased from $1.7 million in fiscal 1998 (which ended January 31, 1998) to approximately $5.0 million in the fiscal year that ended January 31, 1999.

     TechLite Applied Sciences's future results of operations and the other forward-looking statements contained in this Outlook and Offering Circular, in particular the statements regarding projected operations in the fiscal year beginning February 1999, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the loss of any of several key personnel; unexpected costs in establishing branch offices; the emergence of competition not now detected; and a general economic turndown.

               DESCRIPTION OF TECHLITE APPLIED SCIENCES' BUSINESS

The Light Fixture Retrofitting Industry.
---------------------------------------

     In 1992 the Congress enacted the National Energy Policy Act. This law mandated that many inefficient lighting products, such as the commonly used 40-watt, T-12 fluorescent lamp, be eliminated and replaced with new technology. Also affected by this legislation are electric motors, other lamps, luminaries, distribution transformers and electromagnetic fields research.

     Also, in 1992 the Environmental Protection Agency (the "EPA") initiated its "Green Lights" program. This is a voluntary pollution-reduction program that assists electricity users by providing them with the most current information about energy-efficient lighting technologies and how upgrades or retrofitting can be financed.

     These two government initiatives - the National Energy Policy Act of 1992 and the EPA's Green Lights program - provided the impetus for the development of three significant energy-efficient products:

     o         energy-efficient fluorescent lamps,

     o         improved electronic ballasts, and

     o         highly efficient reflectors.

     The retrofitting of existing fixtures with these three improvements makes possible (1) up to a 60 percent or greater reduction in power consumption while
(2) maintaining or even improving current light levels. The business of TechLite Applied Sciences is selling and installing these and related products. This involves designing or adapting the reflectors for each lighting fixture in a customer's building. Frequently, electricity savings pay for the cost of retrofitting in one to three years.

The Market.
----------

     There are more than 2.5 billion light fixtures in the nation that would benefit from an energy-efficient lighting retrofit. Of that number, only approximately 50 million, or less than two percent, have been converted. We estimate that more than 1 billion of these retrofittable units are in the central U.S. States, where TechLite Applied Sciences has targeted its business plan.

     The estimated one billion fixtures for the central U.S. States that are retrofittable provide a total available market of approximately $50 billion. TechLite Applied Sciences's five-year business plan projects that it will have sales aggregating $239 million, which is less than 0.5 percent of the market in this area.

Environmental Considerations.
----------------------------

     Generating electricity involves burning fossil fuels - coal, oil, or natural gas - or running a nuclear reactor or a hydroelectric plant. The mining and transportation of fossil fuels can result in various types of pollution. Burning fossil fuels emits air pollutants from smokestacks, including carbon dioxide, sulfur dioxide, and nitrogen oxides. Today the EPA is increasingly focusing on pollution prevention. If the nation uses less electricity to deliver an energy service - such as lighting - the power plants that produce the electricity burn less fuel and thus generate less pollution.

     Lighting accounts for 20 to 25 percent of all electricity sold in the U.S. Lighting for industry, stores, offices and warehouses represents 80 to 90 percent of total lighting electricity use. Every kilowatt hour of lighting electricity not used prevents emissions of 1.5 pounds of carbon dioxide, 5.8 grams of sulfur dioxide, and 2.5 grams of nitrogen oxides. If energy efficient lighting were used where profitable, the nation's demand for electricity would be cut by more than 10 percent. This would result in annual reductions of 2.2 million metric tons of carbon dioxide -the equivalent of taking 44 million cars off the road; 1.3 million metric tons of sulfur dioxide; and 600,000 metric tons of nitrogen oxides. These reductions represent twelve percent of U.S. utility emissions.

Saving Money.
------------

     The Green Lights upgrade program focuses on achieving energy savings under circumstances that save money for the electricity user. Businesses which have made the investment in retrofit lighting, because of the development of highly efficient reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps, have cut their electric bills by up to 60 percent or more and have experienced an average return on their retrofit investment of 35 percent or more.

     The new electronic ballast is ten to fifteen percent more efficient than the standard magnetic ballast now in widespread use. Newly developed compact fluorescent lamps convert most of their electricity into light - not heat. They are four times more efficient than standard incandescent lights. They can last nine to fifteen times longer. New lighting systems that include the smaller diameter "T-8" fluorescent lamps that replace the old 40-watt T-12 "cool white" fluorescent lamps can increase lumens per watt to over 100, as opposed to the current standard of 60. By substituting these new systems, offices improve their lighting quality while reducing energy costs. Further, occupancy sensors keep lights on when motion is detected and turn lights off when motion is not detected. They ensure that lights are in use only when needed. Of a special importance is the development of lighting enhancement reflectors for fluorescent light fixtures. Utilizing a mirror-like permanent specular coating on a metal substrate and ray-tracing software, reflector manufacturers can bend the mirrored strips into intricate shapes to achieve desired photometric results. TechLite Applied Sciences makes use of these lighting enhancement reflectors. This requires a fixture-by-fixture retrofitting by TechLite Applied Sciences but, together with the other energy-efficient improvements noted above, it enables TechLite Applied Sciences to provide the ultimate energy-efficient and cost saving retrofitting services available anywhere.

     Consider, for example, a convenience store, operating 24 hours a day, seven days a week. It usually pays the highest commercial rates, because of the relatively small space occupied. Retrofitting the lights of this business can be most cost-effective. It can generate a return on investment of over 120 percent with a nine- to eleven-month payback.

     Lighting is one of the largest hidden costs of a total electric bill for large office buildings - approximately 40 percent. With an energy efficient lighting retrofit, this cost can be reduced up to 60 percent or more. Further, if better light is provided at less than one-half the cost, this makes buildings more competitive in today's lease market. This also provides an increase in property value. Reducing lighting costs in a facility by $100,000 annually would increase the property value by one million dollars with a CAP rate of 10 percent.

     The retrofit market is currently growing at a 52 percent rate a year. TechLite Applied Sciences estimates that by the turn of the century, less than fourteen percent of the total fixture population will have been replaced or retrofitted. Retrofit revenues in 1999 should be approximately $7 billion nationwide. TechLite Applied Sciences estimates that while the east and west coasts may now be six to seven percent retrofitted, the central, southwest and southeast areas are less than one percent retrofitted, probably because of lower electric rates and fewer rebate programs in these areas.

Other Benefits.
--------------

     The new electronic ballasts operate at a higher frequency, 20,000 cycles per second, as opposed to the magnetic predecessors which operate at 60 cycles per second. The fluorescent lighting system the electronic ballasts operate can convert power to light more efficiently than systems run by standard magnetic ballasts. The higher cycle rate eliminates flicker and hum while using less energy.

     The electronic ballasts prompted the development of the new, smaller-diameter, fluorescent tube, called the T-8. This new tube takes advantage of the characteristics of the new electronic ballast and incorporates the use of tri-phosphor coatings for enhanced color rendition.
                                     ------------------------

     Because the new electronic ballasts operate 50 degrees cooler, and because the new T-8 lamps operate 20 degrees cooler with only half as many needed, air-conditioning costs in a building may be reduced by 20 percent and
--------------------------------------------------------------------------------
replacement parts by 50 percent.
-------------------------------

     The development of mini-fluorescent compact lamps allows replacement of many sizes of incandescent lamps. Power reductions may be as high as 80 percent. With lower prices and minimal installation costs, these units have become the most cost-effective of all retrofits. For example, 100-watt incandescent lamps can be replaced with 22- to 28-watt fluorescent compacts without any light loss. Ballast life for these mini-fluorescent compacts is expected to be 50,000 hours, and lamp life is expected to be 10,000 hours.

Current Trends.
--------------

     Many electric light retrofit companies do no more in retrofitting than replacing four old lamps with two new lamps. The most advanced energy-efficient retrofit lighting companies, such as TechLite Applied Sciences, are concerned with total systems engineering. These companies sell the concept of re-engineering a building's lighting system to meet the lighting requirements of the tasks performed in the buildings and to use whichever retrofit is most cost-effective.

     TechLite Applied Sciences uses the latest ballasts. They provide a range of ballast factors (wattages) and proportionate light levels for two T-8 lamps of 49, 54, 58, 62, 71 and 84 watts. Thus, there is immense flexibility for the systems integrators to achieve desired light levels.

     TechLite Applied Sciences's systems engineers literally custom-design the retrofit for each fixture, dependent on its task. The five to fifteen percent savings advantage over a single-type retrofit more than compensates for added costs, if any. Lamps are now available in several intensity levels and at least six color temperatures ratings.


     Another technical product recently improved to the point of viability is the motion sensor. Early problems with the sensors have been corrected, and the inability to accurately predict savings from these sensors has been overcome.

     The manufacturers of lighting enhancement reflectors continue to improve their products. Single lamp reflectors for two-foot by four-foot fixtures have added even more low-end versatility. Three-, four, or six-lamp high-intensity reflectors are now designed for ceilings in excess of 25 feet. These reflectors have dispelled the myth that those heights were the exclusive territory of 400- to 1,600-watt metal halide lamps. These improvements and a growing population of other products, while further enhancing system efficiency, have also increased design complexity. This makes the market more and more the domain of the systems engineers.

     The business of designing and installing energy efficient lighting retrofits has become very sophisticated. It demands operatives of a higher level in both engineering and business. It is no longer sufficient to send inexperienced salesmen door to door with brochures and big promises; the leaders in today's industry are sending in teams of highly trained lighting professionals. TechLite Applied Sciences utilizes sophisticated lighting demonstration units to perform presentations. Its engineers identify and measure extensive lists of data for a computerized design process.

     In 1997, the competitive climate began to change with the emergence of "energy service companies," called "ESCOs". Several states took steps toward the deregulation of the electricity supply companies - the electrical utility companies. One response of the utility companies has often been their creation of ESCO subsidiaries. These act as general contractors that seek energy supply contracts. Sometimes the ESCOs negotiate contracts to replace a building's heating, air conditioning and ventilation systems, to replace the electronic controls that govern such systems, and to retrofit the lighting fixtures. One feature of the contracts is to require the purchase of the electricity from the ESCO's parent company. The lighting retrofitting is generally subcontracted out to companies such as TechLite Applied Sciences. Financing for the package is generally provided. TechLite Applied Sciences has no strategic alliances with any ESCOs at present. Such alliances could prove to be critical in getting business in the future.

Financing a Retrofit.
--------------------

     A candidate for an electrical fixture retrofit may need funding. In today's market, funding plans offer a repayment schedule derived from the energy savings with the customer realizing a positive cash flow from the savings.

     Significant advantages are provided by informal strategic alliances between heating, ventilation and air-conditioning companies, such as Carrier Corporation, and energy efficient lighting retrofit companies, such as TechLite Applied Sciences. Typically, the largest consumption of power in large buildings comes from the heating, ventilation and air conditioning units. The EPA has mandated replacement of refrigerants containing chlorofluorocarbons (CFCs). This is an expensive process. The replacement of this equipment may be essential for many buildings, but the building owners might not save enough from the efficiency of new systems to pay for them in the short term. Heating, ventilation and air-conditioning industry leaders, such as Carrier, York, Trane, Honeywell and Johnson Controls, have recently begun to include lighting retrofits with their own replacement projects.

     The reason for the joint ventures is economics. Typically, when a building installs new heating, ventilation and air-conditioning equipment and simultaneously retrofits its electric lighting, the lighting retrofit will provide 30 to 40 percent of the total electricity savings while contributing only ten to twelve percent of the total cost. A company such as Carrier is interested in selling the large heating, ventilation and air-conditioning equipment and, perhaps, financing the total project, but it needs the participation of the electric light retrofitter to provide the necessary savings to make the entire project feasible.

     Often, the large heating, ventilation and air-conditioning company will provide the financing for the entire project. Thus, the lighting retrofit company, with no out-of-pocket expense or risk, gets the advantage of the larger company's financing resources which enable building owners to upgrade their heating, ventilation and air conditioning systems and upgrade their lighting to state-of-the-art systems. These large companies, such as Carrier Corporation, will guarantee the building owner that the savings generated will pay for the entire system, or they will make up the difference. These proposals are highly advantageous to a small lighting retrofit company such as TechLite Applied Sciences. In October 1995, Carrier Corporation's Tulsa branch asked TechLite Applied Sciences to help with the lighting portion of a complete heating, ventilation and air-conditioning replacement and lighting retrofit project for Oral Roberts University in Tulsa. The entire project investment for ORU was $5.9 million with an annual energy savings of $1 million guaranteed by Carrier. TechLite Applied Sciences's portion of the project was approximately twelve percent of the total investment, but it provided 30 percent of the annual savings.

Sales Methods.
-------------

     TechLite Applied Sciences operates out of six offices. Each of the U.S. offices has a demonstration machine that is used as a sales device. Within a single portable unit, there is a television set with VCR for showing Green Lights and TechLite Applied Sciences videos, a rotating watt meter, a light level indicator, a laser pointer for demonstration of reflectivity, an audio amplifier for demonstration of hum characteristics, and two two-by-four recessed troffers mounted on a motorized mast so that fixtures can be raised to a normal position at ceiling height. The demonstration machine vividly demonstrates the improvement in lighting obtained from a retrofit as well as the substantial reduction in electricity usage.

     Sales procedures employed today typically commence with a walk-through by an experienced sales engineer to determine if a building is a good prospect. Then, a demonstration using the demonstration machine is scheduled. After the demonstration, depending upon the size of the building, the types of fixtures observed, the hours of usage and rates for electricity demonstrated by the building's electricity bills, an estimate of available savings is made. The potential customer is asked, based upon these savings, if it wishes to proceed with a comprehensive feasibility and engineering study. If the answer is positive, then TechLite Applied Sciences and the potential customer enter into a memorandum of understanding that offers the customer several options. If the feasibility study shows that all the project goals cannot be met, or if funding repayable from savings is not available, there is no charge for the study. If the feasibility study shows that all of the listed goals can be met, funding is available, and the customer decides not to proceed with the lighting upgrade, the customer must agree to reimburse TechLite Applied Sciences a predetermined amount for the feasibility study and engineering work done up to that point. Should the customer agree that the project should move forward, there is no added cost for the initial feasibility study. Using data from the engineering study, the systems engineer can determine (1) the best retrofit solution for the over-lit areas and the under-lit areas and (2) which solution is most cost-effective.

     In October 1997 TechLite Applied Sciences commenced a sales effort in Brazil that resulted in its retrofitting, for demonstration purposes, the eighteenth floor of the central post office building in Brazilia and a portion of a large discount store for a French commercial concern, Carrefour Comercio E Industria LT ("Carrefour"). Following the demonstrations, TechLite Applied Sciences made proposals in July 1998 to each of the Brazil postal system and Carrefour to retrofit a single building for each and, in the case of Carrefour, 50 stores for Carrefour.

Production Costs.
----------------

     The cost of materials - lamps, ballasts, reflectors and motion sensors - should account for approximately 59 percent of a project's costs. Installation and supervisory labor should account for an additional fifteen percent of a project's costs. Selling, general and administrative expenses are currently running at approximately sixteen percent of contract revenue. During the first nine months of the fiscal year that ended January 31, 1999, TechLite Applied Sciences had a pre-tax profit on sales of approximately 10.8 percent. TechLite Applied Sciences estimates that selling, general and administrative expenses will decrease to approximately ten percent of contract revenue as the volume increases.

Competition.
-----------

     Numerous companies throughout the U.S. are engaged in the business of retrofitting light fixtures. Many of these are small businesses that operate only locally. Even so, they can have personal and political contacts that make them quite competitive with TechLite Applied Sciences. Few of these competitors offer custom-designed reflectors that add so much to a retrofit; they merely replace existing fluorescent lamps and ballasts with the new, improved models. TechLite Applied Sciences obtains its retrofit contracts in most instances when it can demonstrate what it offers in contrast to what a competitor offers. Competition in the future, however, could arise from strategic alliances between TechLite Applied Sciences' competitors and the emerging "energy supply companies" -"ESCOs". See " - Current Trends," above.

Government Approval of Principal Products.
-----------------------------------------

     No government approval is required in the U.S. for TechLite Applied Sciences's products. It buys from others the fluorescent lamps, ballasts, and reflectors it installs in its retrofitting business.

Government Regulations.
----------------------

     TechLite Applied Sciences, as an electrical contractor, is subject to regulation as such. State, county or city statutes and ordinances usually require that it have a qualified and licensed electrician present and supervising each retrofit job. Further, all installations of electrical fixtures are subject to compliance with electrical codes in force in virtually all jurisdictions in the U.S.

Properties.
----------

     TechLite Applied Sciences owns a 13,000 square-foot office building located at 6106 East 32nd Place, Tulsa, Oklahoma 74135.

Office Facilities.
-----------------

     TechLite Applied Sciences occupies 5,000 square feet of a 13,000 square-foot office building in Tulsa, Oklahoma. It leases 400 square feet in Tecumseh, Oklahoma; 644 square feet of space in Kearney, Nebraska; 300 square feet in Dallas, Texas; a 10,000 square-foot warehouse and 400 square feet of office space in Brazilia, and 250 square feet of office space in Rio de Janeiro, Brazil. It also leases 4,000 square feet of warehousing capacity in Tulsa, Oklahoma. The space is deemed adequate for TechLite Applied Sciences's foreseeable needs. As branches are opened in additional cities, facilities will be leased for the branch operations.

Dependence on Major Customers and Suppliers.
-------------------------------------------

     TechLite Applied Sciences has been dependent, and expects to continue to be dependent, upon single customers for ten percent or more of its consolidated revenues. However, such customers would not be expected to be repeat customers once the work for such customers is completed. It has had and anticipates significant backlogs, but additional staff is taken on to meet all contract needs.

     It depends upon American Illuminetics, Inc. of Carlsbad, California; X-Tra Light Manufacturing Co. of Houston, Texas; and, to some extent, Harris
Manufacturing, Inc. of Orange Park, Florida for the lighting-enhancement reflectors TechLite Applied Sciences prefers to use in the retrofitting of light fixtures. TechLite Applied Sciences believes that all foreseeable demand for reflectors can be met. Other suppliers of reflectors are available, but their product is not always of as high a quality as that of the present suppliers, in the view of TechLite Applied Sciences. For lamps, TechLite Applied Sciences depends upon Phillips Lighting Co. of Somerset, New Jersey; Osram Sylvania, Inc. of Danvers, Massachusetts; and GE Lighting of Cleveland, Ohio. For ballasts, it depends upon Advance Transformer Co. of Rosemont, Illinois; Magnetek Lighting Products Group of Nashville, Tennessee; and Motorola Lighting, Inc. of Buffalo Grove, Illinois.

Seasonality.
-----------

     There is no seasonal aspect to TechLite Applied Sciences's business.

Research and Development.
------------------------

     TechLite Applied Sciences conducts no research and development.

Environmental Controls.
----------------------

     TechLite Applied Sciences is subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

Year 2000 Computer Problem.
--------------------------

     Techlite Applied Sciences has determined that it does not face material costs, problems or uncertainties about the year 2000 computer problem. This problem affects many companies and organizations and stems from the fact that many existing computer programs use only two digits to identify a year in the date field and do not consider the impact of the year 2000. TechLite Applied Sciences presently uses off-the-shelf and easily replaceable software programs and has determined that all software is year 2000 compliant.

Number of Employees.
-------------------

     On December 31, 1998, TechLite Applied Sciences employed 35 persons full time, two persons part time, and had eight persons under contract as sales associates who receive commissions on new business they bring to the company.

Venue of Sales.
--------------

     None of TechLite Applied Sciences's sales are attributable to exports. It is making a concerted effort, however, to obtain business in Brazil. See " - Sales Methods," above. Should it obtain a significant contract to retrofit the lighting fixtures in one or more post office buildings in Brazil, TechLite Applied Sciences believes it will be able to obtain Export-Import Bank guarantees for up to 85 percent of the cost of materials exported to Brazil. TechLite Applied Sciences has not yet identified the source of any additional financing it might require to complete a significant contract with the Brazil postal system. Any contract it might obtain from Carrefour, the French-owned chain store company, would require Carrefour's periodic payments in amounts calculated to cover all of TechLite Applied Sciences' costs in advance of its payment of these costs.

Patents, Copyrights and Intellectual Property.
---------------------------------------------

     TechLite Applied Sciences has no patents, copyrights or intellectual property.

Legal Proceedings.
-----------------

     Neither TechLite Applied Sciences nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

     Market  for  TechLite   Applied   Sciences's   Capital  Stock  and  Related
     ---------------------------------------------------------------------------
Stockholder Matters.
-------------------

     There is no public trading market for TechLite Applied Sciences's common stock. There are 52 holders of record of TechLite Applied Sciences's issued and outstanding common stock. Should the Merger not be approved, no public trading market is expected to develop. TechLite Applied Sciences has declared no dividends on its common stock. There are no restrictions that would or are likely to limit the ability of TechLite Applied Sciences to pay dividends on its common stock, but TechLite Applied Sciences has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

     There are no shares of Common Stock subject to outstanding options or warrants to purchase, or securities convertible into, common stock of TechLite Applied Sciences.

     Should the proposed Merger be approved, all of the 2,209,903 shares of Common Stock of the Company that would be distributed to the stockholders of TechLite Applied Sciences could be sold, either without any restrictions or pursuant to Rule 144 and Rule 145 under the Securities Act. See "Information About the Company - Rule 144 and Rule 145 Restrictions on Trading."

Financial Statements.
--------------------

     See "Financial Statements - TechLite Applied Sciences" for the audited financial statements of TechLite Applied Sciences containing balance sheets at January 31, 1997 and 1998, and statements of income, cash flows, and changes in stockholders' equity for the period ended January 31, 1997 and 1998, which have been prepared in accordance with generally accepted accounting principles in the United States, and for its unaudited interim financial statements containing balance sheets at July 31, 1997 and 1998, and statements of income and cash flows for the nine months ended October 31, 1997 and 1998, which have been prepared in accordance with generally accepted accounting practices in the United States.

                             MANAGEMENT INFORMATION

Security Ownership of Certain Beneficial Owners and Management.
--------------------------------------------------------------

The following table shows information as of December 31, 1998 with respect to each beneficial owner of more than 5% of each class of voting stock of the Company and TechLite Applied Sciences, and to each of the officers and directors of the Company and of TechLite Applied Sciences individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the Spinoff and to the proposed Merger between the Company and TechLite Applied Sciences (2,454,347 shares):


                                                                       Common Stock Beneficially Owned
                                                                      ----------------------------------
                                                                Before                         Company Common
                                                            Spinoff-Merger                      After Merger
                                                           ---------------                     ---------------
                                                     No. of               % of          No. of              % of
The Company                                          Shares               Class         Shares              Class
-----------                                          ------               -----         ------              -----
SuperCorp Inc.
100 North Broadway, Suite 3300
Oklahoma City, OK 73102                              195,556              80                  0             0(1)

Thomas J. Kenan
212 Northwest 18th
Oklahoma City, OK 73103                              195,556(2)           80             95,773(3)          3.9

Ronald D. Wallace
One Buckhead Plaza, 19th Floor
3060 Peachtree Street, NW
Atlanta, GA 30305                                    195,556(2)           80             10,773             0.4

John E. Adams
1205 Tedford
Oklahoma City, OK 73116                              195,556(2)           80             10,773             0.4

T.E. King
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA 90274                     195,556(2)           80             10,773             0.4

Albert L. Welsh
3832 Northwest 69th
Oklahoma City, OK 73116                              220,000(4)           90             45,217(5)          1.8

George W. Cole
3535 Northwest 58th, Suite 770
Oklahoma City, OK 73112                               24,444              10             45,525(6)          1.9

Officers and Directors as a Group (1 person
before Merger, 0 persons after Merger)               220,000              90                  0               0


-------------------------

(1)      After  allocating  one share of Common  Stock of the  Company  for each
         34.81 shares of common stock of SuperCorp, SuperCorp will have 659 shares available for rounding up fractional shares.

(2) These shares are attributed to this person through his position as a director of SuperCorp. SuperCorp owns 195,556 shares of Common Stock of the Company. This person shares with the other directors of SuperCorp the voting and investment power over SuperCorp's stock in the Company.

(3) These shares would be owned by the Marilyn C. Kenan Trust. This trust is under the control of Marilyn C. Kenan, its sole trustee and sole beneficiary for her life. Mrs. Kenan is the spouse of

         Thomas J. Kenan, an officer and director of SuperCorp. Mr. Kenan disclaims any beneficial interest in shares of capital stock of the Company owned by this trust, which is a testamentary trust established in the 1980s by the estates of her deceased parents. The Marilyn C. Kenan Trust owns 85,000 shares of common stock of TechLite Applied Sciences and would exchange these shares for 85,000 shares of Common Stock of the Company in the Merger. This trust would also receive 10,773 shares of Common Stock of the Company in the Spinoff. Mr. Kenan provides legal services to the Company and to SuperCorp.

(4) 195,556 of these shares are attributed to this person through his position as a director of SuperCorp. See footnote (2) above. 24,444 of these shares are owned directly by him and were received for his services as a "promoter" of the Company. See "Transactions With Insiders."

(5) 10,773 of these shares would be received in the Spinoff, 24,444 shares are directly owned by him and were received for his services as a "promoter" of the Company (see "Transactions with Insiders"), and 10,000 shares would be received in the Merger in exchange for 10,000 shares of TechLite Applied Sciences now owned by this person by way of direct purchase from TechLite Applied Sciences.

(6) 11,081 of these shares would be received in the Spinoff. 24,444 shares are directly owned by him and were received for his services as a "promoter" of the Company (see "Transactions with Insiders"). 10,000 shares would be received in the Merger in exchange for 10,000 shares of TechLite Applied Sciences now owned by this person by way of direct purchase from TechLite Applied Sciences. The 11,081 Spinoff Shares are attributed to Mr. Cole through the holdings of 385,700 shares of Common Stock of SuperCorp held by his spouse, Marjorie J. Cole - 375,000 shares, the Cole Family Limited Partnership - 1,500 shares, Mr. Cole - 1,600 shares, Marjorie J. Cole and George W. Cole -1,600 shares, George W. Cole and a son, George B. Cole - 1,500 shares,
         George W. Cole and a daughter, Margaret A. Cole - 1,500 shares, Marjorie J. Cole and a son, George B. Cole - 1,500 shares, and Marjorie J. Cole and a daughter, Margaret A. Cole - 1,500 shares. Mr. Cole disclaims any beneficial ownership in shares of capital stock of the Company owned by his spouse.




                                                               Common Stock Beneficially Owned
                                                             -----------------------------------
                                                       Before                          Company Common
                                                   Spinoff-Merger                       After Merger
                                                  ---------------                      --------------
                                           No. of                % of           No. of                % of
TechLite Applied Sciences                  Shares                Class          Shares                Class
-------------------------                  ------                -----          ------                -----
J. D. Arvidson                             528,400               23.9           528,400               21.5
9316 N. 147th E. Ave.
Owasso, OK 74136

John F. Bodkin                                   0(1)             0                   0                0
25668 Lo Lane
Twin Peaks, CA 92391

C. O. Sage                                 222,292(2)            10.1           222,292(2)             9.1
7902 S. 70th E. Pl.
Tulsa, OK 74133

Gen. Gerald Hahn                             1,000                0               1,000                0
3744 S. Niagara Way
Denver, CO 80237-1248

Carol E. Sage                              222,292(2)            10.1           222,292(2)             9.1
7902 W. 70th E. Pl.
Tulsa, OK 74133

Mark D. Galvin                              74,097                3.4           74,097                 3.0
5412 Harvard
Bartlesville, OK 74006

Rex D. Frates                              388,056(3)            17.6           388,056               15.8
2626 East 28th Street
Tulsa, OK 74114

Officers and Directors                     825,789               37.4           825,789               33.6
as a group (6 persons)


-------------------------

(1) The Company has adopted a stock option plan and proposes to grant options to this officer in an as yet undetermined amount or exercise price.

(2)      These shares are held in joint tenancy with right of survivorship by C.
         O. Sage and Carol E. Sage, husband and wife, who own 222,292 shares in the aggregate.

(3) Of these shares, 240,000 are held of record in three trusts, the beneficiaries of which are descendants of Mr. Frates.

Directors, Executive Officers and Significant Employees.
-------------------------------------------------------

Set forth below are the names, and terms of office of each of the directors, executive officers and significant employees of both the Company and TechLite Applied Sciences and a description of the business experience of each.



         TechLite Applied Sciences:


                                                                                                Office Held            Term of
      Person                                               Office                                  Since               Office
      ------                                               ------                                  -----               ------
J. D. Arvidson, 60                                Chief Executive Officer and                      1992                 1999
                                                  Director

John F. Bodkin, 60                                President, Chief Financial Officer               1997                 1999
                                                  and Director

C. O. Sage, 65                                    Executive Vice President, Chief                  1992                 1999
                                                  Operating Officer, and Director

General Gerald Hahn, USAF (Ret.), 61              Chairman of the Board of                         1997                 1999
                                                  Directors

Carol E. Sage, 62                                 Secretary                                        1994                 1999

Mark D. Galvin, 45                                Vice President                                   1993                 1999

Lee Arehart, 64                                   Sales Director, Tulsa Office                     1997                 1999



         The Company.

                                                                                                Office Held            Term of
                    Person                                        Office                           Since               Office

Albert L. Welsh, 67                               President, Secretary and Director                1997                 9-98



     Directors of TechLite Applied Sciences.
     --------------------------------------

     J. D. "Jim" Arvidson.
     --------------------
     Mr. Arvidson has 33 years of experience in construction contracting and management. He was engaged for 23 years in the design and construction of grain silos, forage silos and mechanical conveyance systems. He was then involved in the construction of commercial buildings, which construction involved interior lighting design. Mr. Arvidson is the principal founder of TechLite Applied Sciences and has been its chief executive officer since its founding in 1992.

     John F. Bodkin.
     --------------
     Mr. Bodkin has more than 36 years' experience in corporate management and marketing. Prior to joining the Company in February 1997, he was self-employed as a business consultant from 1992 to 1994, and from July 1994 until the present he has served as the Chief Executive Officer of Logistech, Inc., a software development company specializing in import and export software, maquiladora manufacturing, and international trade. Mr. Bodkin presently serves full time with TechLite Applied Sciences. His duties with Logistech, Inc. do not involve a substantial amount of his time.

     C. O. Sage.
     ----------
     Mr. Sage has more than 25 years' experience in various agriculture-related businesses, one being the building and management of a 35,000-head cattle feeding business. He served for almost ten years as Assistant to the State Treasurer of Oklahoma in charge of the operations of the State Treasurer's office. Mr. Sage was one of the founders of TechLite Applied Sciences and has been employed by it in his present capacity since it was founded in 1992.

     General Gerald Hahn.
     -------------------
     General Hahn retired from the U.S. Air Force in 1994 after a 32-year career, during which he developed expertise in the area of logistics and financial management. From 1994 until the present, he has been employed as president of Hahn Consulting and acts as an independent consultant to the management of companies.

     Senior Executives of TechLite Applied Sciences.
     ----------------------------------------------

     Carol E. Sage.
     -------------
     Ms. Sage's early professional experience was as the office manager for W-W Feeders, a cattle feeding business. Then, she managed for ten years the audit department of the Office of the State Treasurer of Oklahoma. Prior to joining the Company, she served as a legal secretary from 1988 until 1994 in the law firm of Paula Sage, attorney. In 1994 she joined TechLite Applied Sciences as its Secretary and as a bookkeeper. She is the spouse of C. O. Sage, a director, executive vice president, and chief operating officer.

     Mark G. Galvin.
     --------------
     Mr. Galvin received a Master of Business Administration degree from Oklahoma State University in 1994. Prior to joining the Company in May 1993 and while still a student, he designed and developed custom software. He is the co-developer of the Company's software which automated the presentation materials of the Company and its lighting survey functions. He served as the project manager for the Oral Roberts University and Edmond, Oklahoma public schools lighting projects, which were completed ahead of schedule and below budget. He presently serves as the project manager of the Company's Tulsa, Oklahoma Public Schools project.

     Lee Arehart.
     -----------
     Prior to joining the Company in 1993, Mr. Arehart was the owner of businesses involved in retail management, recreational facility management, and franchise operations.

     The Company.
     -----------

     Albert L. Welsh.
     ---------------
     Mr. Welsh received a bachelor of arts degree in 1953 from the University of Oklahoma and a master of business administration degree in 1958 from Stanford University. From 1958 until 1963 he was a financial analyst for Ford Motor
Company in Dearborn, Michigan. From 1967 until 1970 he was a partner and principal of Parker Bishop & Welsh, an NASD-member broker-dealer and underwriter. From 1970 to 1974 he was a private investor. From 1974 through 1985 he was a real estate developer. From 1986 to 1989 he was a registered investment adviser. From 1989 to 1991 he was an investor in SuperCorp Inc. From 1991 until the present he has been the Oklahoma City, Oklahoma branch manager of Birchtree Financial Services, Inc., a Kansas City, Missouri-based broker-dealer firm with approximately 75 offices. In 1997 he also began to serve as president of SuperCorp Inc.

Remuneration of Directors and Officers.
--------------------------------------

     The Company.
     -----------

     Mr. Welsh, the sole officer and director of the company, has received and is receiving no compensation for his services for the Company. No compensation is proposed to be paid to any officer or director of the Company prior to the proposed Merger with TechLite Applied Sciences.

     TechLite Applied Sciences.
     -------------------------

     The directors of TechLite Applied Sciences receive no compensation for their services as directors. The officers of TechLite Applied Sciences received from it an aggregate of $229,537 of compensation in the last fiscal year for their services in all capacities. Should the Merger be effected, they shall become the officers of the post-merger Company.

     Mr. Arvidson, the chief executive officer of TechLite Applied Sciences, receives a salary of $6,667 a month. Mr. Bodkin, the president, receives a salary of $6,000 a month.

     Employment Contracts.
     --------------------

     TechLite Applied Sciences has no employment contracts with any employees.

     Stock Options.
     -------------

     The Company has adopted a stock option plan ("the Plan") which shall survive the Merger, the major provisions of which Plan are as follows:

     The directors of the Company have adopted a "1998 Stock Option Plan" pursuant to which options granted under the plan may be incentive stock options as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the Option Committee of the board of directors at the time of grant of an option and subject to the applicable provisions of Section 422 of the Internal Revenue Code and regulations promulgated thereunder. The Plan enables the Option Committee of the board of directors to grant up to 250,000 stock options to employees and consultants from time to time. As of the date of this Offering Circular, the Option Committee has granted no options.

Certain Relationships and Related Transactions.
----------------------------------------------

     Company's Transactions with Insiders and Promoters.
     --------------------------------------------------

     The following persons may be deemed to be "insiders" and "promoters" of the
Company: Albert L. Welsh and George W. Cole. Each of such persons or his spouse has purchased 24,444 shares of Common Stock of the Company at $0.001 a share, which shares are in addition to what will be received on a pro rata basis with other SuperCorp stockholders through the Spinoff, all as set forth above under "Transactions with Insiders" and "Management Information - Security Ownership of Certain Beneficial Owners and Management." Each of such persons or his spouse also received 10,000 shares of Common Stock of TechLite Applied Sciences in exchange for consulting services performed in 1997 for that company. See "Terms of the Transaction Material Contacts Among the Companies."

     TechLite  Applied  Sciences's  Transactions  with  Management.
     -------------------------------------------------------------
     Since its inception in November 1992, TechLite Applied Sciences has had no material transactions with management.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Thomas J. Kenan, Esquire, counsel to the Company and a director of SuperCorp, is named in this Prospectus as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust that presently owns 85,000 shares of Common Stock of TechLite Applied Sciences. It also is the beneficial owner of 5.8% of the issued and outstanding shares of Common Stock of SuperCorp. By reason of these ownerships, the trust shall become the beneficial owner of 95,773 Shares of the Company by way of the Merger and SuperCorp's distribution of the 195,556 Spinoff Shares to its stockholders. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.

                                 INDEMNIFICATION

     Under Oklahoma corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful. In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Oklahoma law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification and payment of expenses provided by Oklahoma law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, an Oklahoma corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. As a result of such corporation law, TechLite Applied Sciences or, should the proposed merger become effective, the Company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed Merger or, should the Merger be effected, matters that occurred prior to the Merger with respect to TechLite Applied Sciences.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                           FINANCIAL STATEMENTS INDEX

     The financial statements of the Company and of TechLite Applied Sciences appear as follows:

TechLite, Inc.
         Independent Auditors' Report...................................... F-1
         Balance Sheet November 6, 1998.................................... F-2
         Notes to Balance Sheet November 6, 1998........................... F-3

TechLite Applied Sciences, Inc.
         Report of Independent Auditors.................................... F-5
         Balance Sheets as of October 31, 1998 (unaudited) and
                  January 31, 1998 and 1997................................ F-6
         Statements of Income for the nine months ended
                  October 31, 1998 and 1997 (unaudited) and the
                  years ended January 31, 1998 and January 31, 1997........ F-7
         Statements of Cash Flows for the nine months ended
                  October 31, 1998 and 1997 (unaudited) and
                  the years ended January 31, 1998 and
                  January 31, 1997......................................... F-8
         Statements of Changes in Stockholders' Equity
                  for the period ended January 31, 1996 to
                  January 31, 1998......................................... F-9
         Notes to Financial Statements.....................................F-10

                          INDEPENDENT AUDITORS' REPORT



To the Director and Stockholders
  TechLite, Inc.



         We have audited the balance sheet of TechLite, Inc., a majority-owned subsidiary of Supercorp, Inc. and a development stage company, as of November 6, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TechLite, Inc. as of November 6, 1998, in conformity with generally accepted accounting principles.


                                             /S/ HOGAN & SLOVACEK


Oklahoma City, Oklahoma
November 6, 1998

                                 TECHLITE, INC.
                                  -------------
                          (A Development Stage Company)

                                  BALANCE SHEET
                                  -------------
                                NOVEMBER 6, 1998
                                ----------------







ASSETS

    Cash - on deposit in trust account                      $ 245
                                                            =====



STOCKHOLDER'S EQUITY

    Preferred Stock - Authorized 10,000,000 shares,
        $0.001 par value - none issued

    Common Stock - 40,000,000 shares authorized,
        $0.001 par value, 244,444 shares issued               245
                                                            -----

                                                            $ 245
                                                            =====
















                   The accompanying notes are an integral part
                             of this balance sheet.

                                 TECHLITE, INC.
                                 -------------
                          (A Development Stage Company)

                             NOTES TO BALANCE SHEET
                             ----------------------
                                NOVEMBER 6, 1998
                                ----------------


(1)  ORGANIZATION

     TechLite, Inc. (the Company) was organized in accordance with the General Corporation Act of the State of Oklahoma on June 3, 1997, for the purpose of merging (the "Merger") with TechLite Applied Sciences, Inc. (TechLite Applied Sciences), an Oklahoma corporation. The Company has no business operations or significant capital and has no intention of engaging in any active business until it merges with TechLite Applied Sciences. Should the Merger not occur, the Company would seek other business opportunities, and if none were found, could be dissolved within 18 months by a vote of the majority of its common stockholders. The Company is a development-stage company organized for the merger described below.

     The sole officer and director of the Company is a stockholder, vice president and director of SuperCorp Inc., the Company's parent.

     Stock of the Company is owned 80 percent by SuperCorp Inc. and 20 percent by two insiders. The 80 percent of the stock owned by SuperCorp Inc. will be distributed to its stockholders upon the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and a favorable vote of SuperCorp Inc.'s stockholders on the proposed merger. The distributed stock will initially be held in escrow according to an Escrow Agreement dated April 17, 1998, among SuperCorp Inc., the Company, and Bank One Trust Company, NA, Oklahoma City.

(2)  MERGER AGREEMENT

     The Company agreed on October 16, 1998, to merge with TechLite Applied Sciences. TechLite Applied Sciences is an operating company in the business of retrofitting lighting fixtures to obtain reductions in electricity consumption. The Company will be the surviving corporation (Survivor), but TechLite Applied Sciences will elect all directors and officers of the Survivor. All currently outstanding stock of TechLite Applied Sciences in the hands of its stockholders will be cancelled and converted into 2,209,903 shares of common stock of the Company when the Merger is effective. The Merger of TechLite Applied Sciences and the Company should qualify as a nontaxable reorganization under the tax laws of the United States.

     The Merger is contingent upon the effectiveness of the registration statements, and upon the stockholders of the Company and TechLite Applied Sciences approving the proposed Merger. Because the Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if TechLite Applied Sciences recapitalized. Additionally, the historical financial statements for the Company prior to the Merger will be those of TechLite Applied Sciences. Upon completion of the proposed Merger, TechLite Applied Sciences will own 2,209,903 shares of Common Stock of the Company or 90% of its voting shares. The fiscal year of the Company will be December 31.

                         Independent Accountants' Report
                         -------------------------------


Board of Directors
TechLite Applied Sciences, Inc.
Tulsa, Oklahoma


We have audited the accompanying balance sheets of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1998 and 1997, and the related statements of income, statements of changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                         /s/ Causon & Westhoff
                                                         ---------------------
                                                         CAUSON & WESTHOFF


Tulsa, Oklahoma
June 29, 1998



                         TECHLITE APPLIED SCIENCES, INC.
                                 BALANCE SHEETS


                                                         At October 31             At January 31
                                                      ---------------------------------------------------
                                                           1998                1998              1997
                                                      --------------      --------------    -------------
                                                          (Unaudited)
ASSETS

      Cash                                                   13,632                              150,272
      Accounts receivable                                   268,554             416,809          122,638
      Inventory                                              33,565              46,378           22,305
      Costs and estimated earnings in excess
           of billings on uncompleted contracts             223,807
      Property & equipment, net                             682,759             184,477           91,630
      New business development costs                        101,124
      Other assets, net                                      62,071              10,943           31,800
                                                      --------------      --------------    -------------

          Total Assets                                    1,385,512             658,607          418,645
                                                      ==============      ==============    =============


LIABILITIES

      Bank overdraft                                                             10,191
      Accounts payable                                      537,132             312,048          289,660
      Accrued wages                                          31,303              31,445           49,231
      Taxes payable                                          39,096             212,521           74,444
      Billings in excess of costs and estimated
           earnings on uncompleted contracts                                    330,074          315,781
      Notes payable                                         624,505             159,595          394,853
      Other liabilities                                       9,849              33,055
                                                      --------------      --------------    -------------

          Total Liabilities                               1,241,885           1,088,929        1,123,969
                                                      --------------      --------------    -------------


EQUITY

      Common stock                                          220,990             220,400              480
      Paid-in-capital                                       943,263             785,296
      Retained earnings(deficit)                         (1,020,626)         (1,436,018)        (705,804)
                                                      --------------      --------------    -------------

          Total Equity                                      143,627            (430,322)        (705,324)
                                                      --------------      --------------    -------------

          Total Liabilities & Equity                      1,385,512             658,607          418,645
                                                      ==============      ==============    =============

                       See Notes to Financial Statements


                         TECHLITE APPLIED SCIENCES, INC.
                              STATEMENTS OF INCOME

                                                             Nine Months Ended
                                                                 October 31                      Years Ended January 31
                                                       -------------------------------      -------------------------------
                                                           1998             1997                1998              1997
                                                       -------------    --------------      --------------    -------------
                                                                 (Unaudited)

      Contract revenue earned                             3,844,310         1,508,220           1,714,514        1,800,653
      Cost of revenue earned                              2,712,768         1,339,799           1,516,927        1,553,432
                                                       -------------    --------------      --------------    -------------

      Gross profit                                        1,131,542           168,421             197,587          247,221

      General & administrative expenses                     718,342           687,214             930,763          467,391
                                                       -------------    --------------      --------------    -------------

      Income from operations                                413,200          (518,793)           (733,176)        (220,170)

      Other income                                            2,192             2,305               2,962              205
                                                       -------------    --------------      --------------    -------------

      Income(Loss) before taxes                             415,392          (516,488)           (730,214)        (219,965)
                                                       -------------    --------------      --------------    -------------

      Provision for income taxes                                  0                 0                   0                0
                                                       -------------    --------------      --------------    -------------

      Net Income(Loss)                                      415,392          (516,488)           (730,214)        (219,965)
                                                       =============    ==============      ==============    =============

      Net Income(Loss) per common share                        0.19                                 (0.33)
                                                       =============                        ==============

                       See Notes to Financial Statements


                         TECHLITE APPLIED SCIENCES, INC.
                            STATEMENTS OF CASH FLOWS

                                                              Nine Months Ended
                                                                 October 31                      Years Ended January 31
                                                       -------------------------------      -------------------------------
                                                           1998             1997                1998              1997
                                                       -------------    --------------      --------------    -------------
                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                             415,392          (516,488)           (730,214)        (219,965)
     Adjustments to reconcile net income to net
          cash provided by operating activities:
     Depreciation                                            47,996            27,850              40,983           10,064
     Decrease (increase) in contract receivables            148,255           (24,896)           (294,171)        (122,638)
     Decrease (increase) in inventory                        12,813           (21,637)            (24,073)         (22,305)
     Decrease (increase) in other assets                   (152,252)           11,813              20,857          (29,022)
     Net increase (decrease) in billings related to
        costs and estimated earnings on
        uncompleted contracts                              (553,881)         (115,781)             14,293          315,781
     Increase (decrease) in accounts payable                214,893          (143,150)             32,579          260,093
     Increase (decrease) in other accrued liabilities      (196,773)           28,681             153,346           (9,955)
                                                       -------------    --------------      --------------    -------------
          Net cash provided by operating activities         (63,557)         (753,608)           (786,400)         182,053
                                                       -------------    --------------      --------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of equipment                              (546,278)         (110,136)           (133,830)         (61,826)
                                                       -------------    --------------      --------------    -------------
          Net cash used in investing activities            (546,278)         (110,136)           (133,830)         (61,826)
                                                       -------------    --------------      --------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principle payments on notes payable                    (37,090)          (37,033)            (47,236)         (60,563)
     New borrowings                                         502,000            93,236             128,427           88,261
     Sale of stock                                          158,557           663,767             688,767
                                                       -------------    --------------      --------------    -------------
          Net cash used in financing activities             623,467           719,970             769,958           27,698
                                                       -------------    --------------      --------------    -------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                         13,632          (143,774)           (150,272)         147,925

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD                                               0           150,272             150,272            2,347
                                                       -------------    --------------      --------------    -------------

CASH AND CASH EQUIVALENTS AT
END OF PERIOD                                                13,632             6,498                   0          150,272
                                                       =============    ==============      ==============    =============

                       See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                           Additional
                                                           Common            Paid-in         Retained
                                                            Stock            Capital         Earnings            Total
                                                        --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1996                              480                            (485,839)         (485,359)

       NET INCOME(LOSS)                                                                      (219,965)         (219,965)
                                                        --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1997                              480                            (705,804)         (705,324)

       NET INCOME(LOSS)                                                                      (730,214)         (730,214)

       SALE OF STOCK                                       93,822           594,945                             688,767

       DEBT/EQUITY CONVERSION                             126,098           190,351                             316,449
                                                        --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1998                          220,400           785,296        (1,436,018)         (430,322)

       (Unaudited)

       NET INCOME(LOSS)                                                                       415,392           415,392

       SALE OF STOCK                                          590           157,967                             158,557
                                                        --------------------------------------------------------------------

       BALANCE, OCTOBER 31, 1998                          220,990           943,263        (1,020,626)          143,627
                                                        ====================================================================


                       See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1998 AND 1997




NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES

Nature of Operations
--------------------

     The Company is organized as an Oklahoma corporation located in Tulsa, Oklahoma. The Company is an energy efficient lighting specialist primarily engaged in performing retrofits of lighting systems in commercial, educational and health care facilities. The work is performed primarily under fixed-price contracts. The length of the contracts vary, typically between 1 and 18 months.

Revenue Recognition
-------------------

     Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because the Company considers expended costs to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Cost Recognition
----------------

     Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supplies, and tool costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

Use of Estimates
----------------

     The  preparation  of financial  statements  in  conformity  with  generally accepted accounting principles require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1998 AND 1997




NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES (Continued)

Depreciation
------------

     Furniture and equipment are depreciated using the straight-line method over the estimated useful life of each asset, which is generally from five to seven years.

Income Taxes
------------

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized, as explained in Note 6. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


NOTE 2:     CONTRACT RECEIVABLES

Contract receivables consist of:

                                                 1998                 1997
    Billed                                       ----                 ----
         Completed contracts                  $ 106,596           $  19,638
         Contracts in progress                  310,213             103,000
                                              ---------            --------
                                              $ 416,809           $ 122,638
                                              =========           =========

Subsequent to January 31, 1998, approximately $404,000 was collected on the outstanding receivable balance.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1998 AND 1997




NOTE 3:     COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs,  estimated earnings, and billings on uncompleted contracts are summarized as follows:
                                                     1998               1997
                                                     ----               ----

    Costs incurred on uncompleted contracts       $  163,551        $ 1,027,003
    Estimated earnings                                40,888             62,568
                                                  ----------        -----------
                                                     204,439          1,089,571
    Billings to date                                 534,513          1,405,352
                                                  ----------        -----------
                                                  $ (330,074)        $ (315,781)
                                                  ===========        ==========


    Included in the accompanying balance sheet
    under the following captions:
        Billings in excess of costs and estimated
            earnings on uncompleted contracts     $  330,074         $  315,781
                                                  ==========         ==========


NOTE 4:     PAYROLL AND SALES TAXES PAYABLE

     The Company owed the Internal Revenue Service and the Oklahoma Tax Commission a combined total of $212,521 and $74,444 at January 31, 1998 and 1997, respectfully. The balances include current year and prior years amounts related to payroll taxes, sales taxes, penalties and interest. Subsequent to January 31, 1998, the Company reached a settlement agreement with the Oklahoma Tax Commission and settled the outstanding debt in full. Additionally, the Company has entered into a payment arrangement with the Internal Revenue Service. The Company has made payments to the Internal Revenue Service since January 31, 1998 in response to the payment arrangement and the outstanding debt has been paid in full.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1998 AND 1997





NOTE 5:     NOTES PAYABLE
                                                                   1998               1997
                                                                   ----               ----

    Unsecured notes payable, due on demand, at 10%               $ 100,563         $  75,961
    Notes payable to banks, collateralized by equipment, due
    in monthly installments plus interest through
         March 2000, at 10% to 12%                                  49,607            18,545
    Shareholder notes receivable, various loans made in
         association with stock purchases, at 10%                                    225,179
                                                                ----------         ---------

                                                                $ 150,170          $ 319,685
                                                                ==========         =========

Aggregate annual maturities of long-term debt at January 31, 1998, are:

                  1999                                          $ 123,669
                  2000                                             24,885
                  2001                                              1,616
                                                                ---------
                                                                $ 150,170
                                                                =========

NOTE 6:     INCOME TAXES AND DEFERRED INCOME TAXES

     Based on the Company's reoccurring net operating losses it appears it is more likely than not that the deferred tax asset created by the net operating losses may not be realized. Therefore, a 100% allowance has been applied to the net deferred tax asset.

     There is no provision for income taxes included in these financial statements. The net operating losses will be carried forward.

     A reconciliation of the income tax expense (refund) at the statutory rate to income tax expense at the Company's effective tax rate is shown below:

                                                                   1998                1997
                                                                   ----                ----

    Computed at the statutory rate of 34%                       $ (248,272)        $ (74,788)
    Increase (decrease) in tax resulting from:
         Net operating loss carryforward                           248,272            74,788
                                                                ----------         ---------
                                                                $        0         $       0
                                                                ==========         =========

                                      F-13

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1998 AND 1997


NOTE 7:     DEBT TO EQUITY CONVERSION

     During 1993, the Company borrowed funds in conjunction with a private stock offering. The simultaneous stock purchases and borrowings were evidenced by a document entitled Stock Sale and Stockholder's Agreement, which gave preemptive shareholder rights to each person who subscribed for stock and loaned money to the Company. The Board of Directors of the Company recognized that the preemptive shareholder rights inhibited any significant expansion of the Company and prevented it from raising funds from the public through the stock market. All stockholders recorded at January 31, 1997 were requested to exchange (1) their promissory notes of the Company and (2) their preemptive shareholder rights for additional shares of common stock in the Company. $316,449 of outstanding debt and accrued interest was converted to equity as a result of this transaction.


NOTE 8:     BACKLOG

     The following schedule summarizes changes in backlog on contracts during the years ended January 31, 1998 and 1997. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun.

                                                                1998                1997
                                                                ----                ----
    Backlog, beginning of year                                $  823,540         $        0
    New contracts during the year                              1,485,954          2,624,193
    Contract adjustments                                               0                  0
                                                              ----------         ----------
                                                               2,309,494          2,624,193
    Less contract revenues earned during the year              1,714,514          1,800,653
                                                              ----------         ----------

    Backlog, end of year                                      $  594,980         $  823,540
                                                              ==========         ==========


The Company entered into additional contracts with estimated revenues of $3,315,000 between February 1, 1998 and June 29, 1998.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1998 AND 1997







NOTE 9:     PROPERTY AND EQUIPMENT (UNAUDITED)

     Property and equipment consist of buildings, vehicles, equipment, furniture and leasehold improvements. The vehicles and equipment are depreciated over five years, furniture is depreciated over seven years, leasehold improvements are depreciated over ten years and buildings are depreciated over 25 years. Accumulated depreciation was $84,028 and $43,045 at January 31, 1998 and 1997, respectfully. Accumulated depreciation was $132,024 at October 31, 1998.


NOTE 10:     OTHER ASSETS (UNAUDITED)

     At October 31, 1998, the Company  recorded  $62,071 as other assets.  Other
assets  consist  of  organizational   costs,   purchased  licenses,   and  other
miscellaneous amortizable capital expenditures.

                                   APPENDIX A

                               AGREEMENT OF MERGER

     This Agreement of Merger ("the Agreement") is made and entered into as of October 16, 1998, by and among TechLite, Inc., an Oklahoma corporation ("the Company"); TechLite Applied Sciences, Inc., an Oklahoma corporation ("TechLite Applied Sciences"); and SuperCorp Inc., an Oklahoma corporation ("SuperCorp").

     WHEREAS, the Directors of the Company and the Directors of TechLite Applied Sciences have each agreed to submit to their respective stockholders, for such stockholders' approval or rejection, the merger of TechLite Applied Sciences into the Company ("the Merger") in accordance with the provisions of the Oklahoma General Corporation Act, other applicable law and the provisions of this Agreement; and

     WHEREAS, SuperCorp is the controlling stockholder of the Company;

     NOW, THEREFORE, in consideration of the promises, undertakings and mutual covenants set forth herein, the Company, TechLite Applied Sciences, and SuperCorp agree as follows:

     1. Merger;  Effective  Date.
        ------------------------
     Pursuant to the terms and provisions of this Agreement and of the Oklahoma General Corporation Act, and subject to the prior approval by the stockholders of each of the Company and TechLite Applied Sciences, TechLite Applied Sciences shall be merged with and into the Company, as confirmed by the filing by the Company of a certified copy of this Agreement, a certificate of merger, or articles of merger with the Secretary of State of the State of Oklahoma ("the Effective Date"). The Company shall be the surviving corporation ("the Surviving Corporation"). The Company and TechLite Applied Sciences shall be referred to hereinafter collectively as the "Constituent Corporations." On the Effective Date, the separate existence and corporate organization of TechLite Applied Sciences, except insofar as it may be continued by statute, shall cease and the Company shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each; otherwise, its identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein. This Agreement supersedes all previous agreements among the parties hereto relating to the Merger.

     2. Articles of Incorporation and Bylaws.
        ------------------------------------
     The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as in effect on the Effective Date.

     3. Directors.
        ---------
     The directors of TechLite Applied Sciences on the Effective Date shall become the directors of the Surviving

Corporation from and after the Effective Date, who shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

     4. Officers.
        --------
     The officers of TechLite Applied Sciences on the Effective Date shall become the officers of the Surviving Corporation from and after the Effective Date, subject to such powers with respect to the designation of officers as the directors of the Surviving Corporation may have under its Articles of Incorporation and Bylaws.

     5. Manner of Conversion.
        --------------------
     The manner of converting the shares of capital stock of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

                  5.1. The shares of capital stock of TechLite Applied Sciences which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be cancelled and exchanged for 2,209,903 shares of Common Stock ("the Merger Shares") of the Company.

                  5.2. There shall be 195,556 shares of Common Stock, $0.001 par value, of the Company issued and outstanding prior to the Effective Date ("the Spinoff Shares") and held of record by SuperCorp, which shares shall, on the Effective Date, continue to be outstanding and which shall have been distributed by the record holder thereof, SuperCorp, to its stockholders ("the Spinoff").

                  5.3 There shall be 48,888 shares of Common Stock of the Company issued and outstanding prior to the Effective Date and held by Albert L. Welsh and George W. Cole or their designees or assignees ("the Consultants' Shares"), which shares, on the Effective Date, shall continue to be issued and outstanding.

                  5.4 There shall be no options or warrants to purchase shares of Common Stock of the Company or TechLite Applied Sciences outstanding on the Effective Date.

     6. Representations and Warranties.
        ------------------------------
     SuperCorp and the Company jointly represent and warrant to, and agree with, TechLite Applied Sciences that:

                  6.1 The Company has been duly organized and is validly existing under the Oklahoma General Corporation Act. The Company has no subsidiary and does not own an equity interest in any entity.

                  6.2 The authorized capital of the Company is 50,000,000 shares of capital stock, which is of two classes as follows:

                                                                       Number of                 Par value
          Class                     Series                              Shares                   of shares
          -----                     ------                             ---------                 ---------
          Common                    None                               40,000,000                $0.001
          Preferred                 To be designated                   10,000,000                $0.001
                                    by the directors


                  6.3 As of the Effective Date but immediately before giving effect to the Merger, the Company has outstanding capital as follows: 244,444 shares of Common Stock, $0.001 par value. No other shares, options, warrants or any rights to acquire the Company's capital stock will be issued and outstanding as of the Effective Date but immediately before giving effect to the Merger. The shares of Common Stock to be issued in connection with the Merger, when issued, delivered and sold, will be duly and validly issued and outstanding, fully paid and non-assessable, will not have been issued in violation of or subject to any preemptive or similar rights and will be free from any lien, charge, encumbrance or other security interest or third party right or interest.

                  6.4 The Company has no liabilities or obligations, whether absolute, contingent or otherwise.

                  6.5 As of the Effective Date, the financial statements of the Company shall not vary in any particular from the Company's financial statements that appear in the registration statement described in paragraph 7 below.

                  6.6 As of the Effective Date, the Merger and the Agreement will have been duly authorized and approved by the Company's directors and stockholders.

                  6.7 The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

     7. Conditions of TechLite Applied Sciences's obligations.
        -----------------------------------------------------
     The obligations of TechLite Applied Sciences to complete the Merger as provided herein shall be subject to the accuracy of the representations and warranties of SuperCorp and the Company herein contained as of the Effective Date, to the performance by the Company and SuperCorp of their obligations hereunder and to the following additional conditions:

                  7.1 The Merger Shares and the Spinoff Shares of Common Stock of the Company to be distributed pursuant to the provisions of paragraph 5.1 and
5.2 above shall, prior to the distribution thereof, be registered pursuant to the provisions of the Securities Act of 1933, as amended, by virtue of the filing of the appropriate registration statements with the U.S. Securities and Exchange Commission.

                  7.2 SuperCorp shall have distributed the Spinoff Shares to an escrow agent, as described in the registration statements filed with the SEC.

                  7.3 The directors and the stockholders of TechLite Applied Sciences are free to approve or disapprove the Merger in their full discretion.

     8. Tax Treatment.
        -------------
     The  merger  of  the  Company  and  TechLite   Applied  Sciences  shall  be
accomplished as a tax-free reorganization.

     9. Certificate of Merger.
        ---------------------
     Upon the approval of the merger by the stockholders of the Company and of TechLite Applied Sciences, the officers of the Company shall file with the Secretary of State, State of Oklahoma either a certified copy of this Agreement, a Certificate of Merger, or other required filing containing terms and provisions consistent with this Agreement of Merger; provided, however, that at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State, State of Oklahoma, the Agreement may be terminated by the board of directors of TechLite Applied Sciences notwithstanding approval of this Agreement by the stockholders of TechLite Applied Sciences or of the Company.

                                        TechLite, Inc., an Oklahoma
                                        corporation


                                        By:/s/ Albert L. Welsh
                                           --------------------------
                                           Albert L. Welsh, President

                                        TechLite Applied Sciences, Inc., an
                                        Oklahoma corporation


                                        By:/s/ J. D. Arvidson
                                           -------------------------------
                                           J. D. Arvidson, Chief Executive
                                           Officer

                                        SuperCorp Inc.


                                        By:/s/ Albert L. Welsh
                                           --------------------------
                                           Albert L. Welsh, President

     Post-Effective   Amendment  and  Prospectus  Stickers  Concerning  Proposed
     ---------------------------------------------------------------------------
Merger.
------
     Should the proposed merger described herein be approved by the requisite stockholder vote and become effective, the Company will file a supplement to the Prospectus, and insert a box on the front cover of all copies of the Prospectus, in which box will be the effective date of the merger.

UNTIL _____________________, 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THE MERGER), ALL U.S. DEALERS EFFECTING TRANSACTIONS IN THESE
SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                     PART II

Other Expenses of Issuance and Distribution.
-------------------------------------------

     The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions. None of the expenses are being paid by the distributing security holder, SuperCorp Inc. All expenses set forth below as well as additional expenses of $46,050 incurred in connection with the proposed Merger described herein are being paid by TechLite Applied Sciences, Inc., the company with which the Registrant proposes to merge.

                  Item                                                Amount
                  ----                                                ------
          Registration fees                                         $     50
          Escrow agent's fee                                             500
          Filing expenses (EDGAR)                                      4,000
          Stock transfer agent's fee                                   4,000
          Printing and engraving                                       9,000
          Postage                                                      5,400
          Legal                                                       29,000
          Accounting and auditors                                      4,000
          Moody's OTC Industrial Manual
                  publication fee                                      2,300
                                                                    --------
                  Total Expenses                                    $ 58,250

Indemnification of Directors and Officers.
-----------------------------------------

     There is set forth in the Prospectus under "Terms of the Transaction -Indemnification for Securities Act Liabilities" a description of the laws of the State of Oklahoma with respect to the indemnification of officers, directors, and agents of corporations incorporated in the State of Oklahoma.

     Both the Company and TechLite Applied Sciences, Inc. have articles of incorporation and bylaws provisions that insure or indemnify, to the full extent allowed by the laws of the State of Oklahoma, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of the Company or TechLite Applied Sciences, Inc., as the case may be.

     To the extent of the indemnification rights provided by the State of Oklahoma statutes and provided by the Company's and TechLite Applied Sciences, Inc.'s articles of incorporation and bylaws, and to the extent of TechLite
Applied   Sciences,   Inc.'s   and  the   Company's   abilities   to  meet  such
indemnification obligations, the officers, directors and agents of TechLite Applied Sciences, Inc. or the Company would be beneficially affected.

Recent Sales of Unregistered Securities.
---------------------------------------

     On May 29, 1997, the Registrant issued 195,556 shares of its Common Stock to its corporate parent, SuperCorp, Inc., an Oklahoma corporation, for a cash consideration of $196, or $0.001 a share, and on May 29, 1997, issued 24,444 shares of its Common Stock to Albert L. Welsh and 24,444 shares of its Common Stock to George W. Cole for a cash consideration of $49, or $0.001 a share.

Services Rendered by Insiders.
-----------------------------

     Mr. Welsh and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 24,444 shares of Common Stock of the Registrant for $24.50, or $0.001 a share. Each also performed services for the Registrant and SuperCorp Inc.

     Mr. Welsh's and Mr. Cole's services consisted of introducing TechLite Applied Sciences to SuperCorp in early 1997 and in advising TechLite Applied Sciences of the advantages to it of entering into the Agreement of Merger with the Company (see "Appendix A - Agreement of Merger").

     There was no underwriter, and none of the above-described securities were offered to any persons other than the present holders of these securities.

     The securities were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and by Regulation D, Rule 506.

Exhibits and Financial Statement Schedules.
------------------------------------------

     Separately bound but filed as part of this Registration Statement are the following exhibits:

          Exhibit                                 Item
          -------                                 ----
           2               -        Agreement of Merger of October 16, 1998,
                                    between TechLite, Inc. and TechLite Applied
                                    Sciences, Inc.*

           3.1             -        Articles of Incorporation of TechLite, Inc.*

           3.2             -        Bylaws of TechLite, Inc.*

           3.3             -        Amended Articles of Incorporation of
                                    TechLite Applied Sciences, Inc.*

           3.4             -        Bylaws of TechLite Applied Sciences, Inc.*

           5               -        Opinion of Thomas J. Kenan, Esq., as to the
                                    legality of the securities covered by the Registration Statement.*

           8               -        Opinion of Thomas J. Kenan, Esq., as to tax
                                    matters and tax consequences.*

          10               -        Escrow Agreement among TechLite, Inc.;
                                    SuperCorp Inc.; and Bank One Trust Company,
                                    NA, Oklahoma City.*

          10.1             -        1998 Stock Option Plan adopted by TechLite,
                                    Inc.*

          10.2             -        Representative agreement among certain
                                    stockholders of SuperCorp relating to
                                    compliance with SEC Rule 419.*

          23               -        Consent of Thomas J. Kenan, Esq. to the
                                    reference to him as an attorney who has
                                    passed upon certain information contained in the Registration Statement.*

          23.1             -        Consent of Causon & Westhoff, independent
                                    auditors of TechLite Applied Sciences, Inc.
                                    (Superseded by Exhibit 23.7).

          23.2             -        Consent of Hogan & Slovacek, independent
                                    auditors of TechLite, Inc. (Superseded by Exhibit 23.8).

          23.3             -        Consent of J. D. Arvidson to serve as a
                                    director of TechLite, Inc. should the
                                    proposed Merger with TechLite Applied
                                    Sciences, Inc. become effective.*

          23.4             -        Consent of John F. Bodkin to serve as a
                                    director of TechLite, Inc. should the
                                    proposed Merger with TechLite Applied
                                    Sciences, Inc. become effective.

          23.5             -        Consent of C. O. Sage to serve as a director
                                    of TechLite, Inc. should the proposed Merger with TechLite Applied Sciences, Inc. become effective.*

          23.6             -        Consent of General Gerald Hahn to serve as a
                                    director of TechLite, Inc. should the
                                    proposed Merger with TechLite Applied
                                    Sciences, Inc. become effective.*

          23.7             -        Consent of Causon & Westhoff, independent
                                    auditors of TechLite Applied Sciences, Inc.

          23.8             -        Consent of Hogan & Slovacek, independent
                                    auditors of TechLite, Inc.

          27               -        Financial Data Schedule.*

          *       Previously filed with Form SB-2; incorporated herein.

     Undertakings.
     ------------

          TechLite, Inc. will:

                  1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (a)      include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                           (c) include any additional or changed material information on the plan of distribution.

                  2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  4. File a post-effective amendment to the registration statement to include any financial statements required by Regulation 210.3-19 under the Securities Act of 1933 at the start of a delayed offering or throughout a continuous offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of TechLite, Inc. pursuant to the foregoing provisions, or otherwise, TechLite, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TechLite, Inc. of expenses incurred or paid by a director, officer or controlling person of TechLite, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TechLite, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     TechLite, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.

Date:  February 9, 1999                      TECHLITE, INC.



                                             By/s/Albert L. Welsh
                                             --------------------------
                                             Albert L. Welsh, president


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  February 9, 1999                      /s/ Albert L. Welsh
                                             ---------------------------------
                                             Albert L. Welsh, president, sole
                                             director, principal financial
                                             officer, and authorized
                                             representative of the Registrant